EXHIBIT 10.1

Shareholder Agreement

among

The Office of Royal Court Affairs

and

Consolidated Contractors Co. Oman LLC

and

Consolidated Contractors Company, S.A.
and
Journey of Light, Inc.

and

Omagine, Inc.

in relation to

Omagine LLC

April 20, 2011

i

TABLE OF CONTENTS

1	Definitions	1
2	Term	6
3	Business of the Company / Conduct of the Business	6
4	Capital Increase / Shareholdings	6
5	Shareholding	7
6	Shareholders	7
7	Responsibilities of Shareholders	11
8	Governing Committee / Shareholder Representatives	11
9	Officers / Managers	15
10	Employees	16
11	Master Services Agreements	16
12	Transformation / Code of Corporate Governance	16
13	Financial Advisor / Debt Financing	17
14	Consultant Services and the CCC Contract	17
15	Related Party Tran. / CCC Contract / OMAG Master Services Agr.	17
16	Pre-Development Expenses / Success Fee	17
17	Initial Company Activities	18
18	Corporate Stamp	18
19	Fiscal Year	18
20	Auditor / Internal Auditor	19
21	Representations of the Parties	19
22	Notices	19
23	Governing Law / Dispute Resolution / Venue / Arbitration	21
24	Confidential Information	21
25	Amendments	21
26	Relationship of the Parties	21
27	Severability	21
28	Assignment	21
29	Entire Agreement	21
30	Nonwaiver	21
31	Construction	21
32	Headings	21
33	Language	21
34	Further Assurances	21
35	Counterparts	21

EXHIBITS

Exhibit A	Form of Adoption Agreement
Exhibit B	Constitutive Contract
Exhibit C	Mezzanine Financing; Banks and Financial Advisors
Exhibit D	RCA Subscription Agreement
Exhibit E	CCC - Panama Subscription Agreement
Exhibit F	CCC - Oman Subscription Agreement
Exhibit G	OMAG Subscription Agreement
Exhibit H	Shareholdings and Capitalization
Exhibit I	Joint Written Consent of OMAG and JOL
Exhibit J	Code of Corporate Governance

ii

This shareholders’ agreement (“Agreement” or “Shareholder Agreement”) is entered into as of the 20th day of April, 2011 by and among The Office of Royal Court Affairs, an Omani organization (“RCA”), Consolidated Contractors Co. Oman LLC, an Omani limited liability company (“CCC-Oman”), Omagine, Inc., a Delaware USA corporation (“OMAG”), Journey of Light, Inc., a New York USA corporation (“JOL”), and Consolidated Contractors Company, S.A., a Panamanian corporation (“CCC-Panama”).

RECITALS

WHEREAS, the Company was formed for the purpose of developing, owning and operating an integrated tourism project (the “Omagine Project”) to be situated in Al-Hail North in the Sultanate of Oman as generally described in the development agreement to be signed by the Company and the Government (the “Development Agreement”), and

WHEREAS, one hundred percent (100%) of the Shares of the Company are owned by OMAG and JOL as of the date hereof, and

WHEREAS, JOL is a wholly owned subsidiary of OMAG, and

WHEREAS, OMAG and JOL wish to increase the Share Capital and Capitalization of the Company and the number of its Shareholders, and

WHEREAS, OMAG and JOL have been negotiating with the Government represented by the Ministry of Tourism to agree and then sign a Development Agreement in respect of the Omagine Project, and

WHEREAS, the receipt of a copy of the Development Agreement which the Company proposes to sign with the Government is hereby acknowledged by each New Shareholder, and

WHEREAS, the Parties wish this Agreement to memorialize, among other things, their mutual agreement with respect to (i) the ownership of Shares by the New Shareholders, and (ii) the corporate governance and management of the Company,

NOW THEREFORE, the Parties hereby agree as follows:

1.
Definitions. Capitalized terms used in this Agreement shall, unless otherwise defined below in this clause 1 or elsewhere in this Agreement, have the meaning assigned to them in the Development Agreement or in the relevant Party’s Subscription Agreement:

Additional Shareholder(s)	means any Shareholder other than a Party.

Adoption Agreement	means an agreement in the form attached hereto as Exhibit A.

Agreement	means this shareholders’ agreement and Exhibits A through J attached hereto.

Audit Committee
means a committee composed of persons appointed from time to time by the Governing Committee and such Audit Committee shall recommend the appointment of (i) the Company’s independent public accounting and auditing firm, and (ii) the Company’s internal auditing firm. The Audit Committee shall supervise the Company’s annual audit and it shall report to the Governing Committee.

Baker Master Services Agreement	has the meaning assigned to it in clause 14(a).

Capitalization	means at any time, the sum of (i) all amounts of Share Capital, plus (ii) all amounts in excess of Share Capital paid by Shareholders for Shares, plus (iii) all amounts of Mezzanine Financing, if any.

Casting Vote	means, in the event of a tie-vote on the Governing Committee, the additional vote granted to and exercised by the Chairman to break such tie vote.

CCC Contract	has the meaning assigned to it in clause 14(b).

CCC Representatives	has the meaning assigned to it in clause 8.2.3.

Chairman	means that Person who is a Non-executive Director of the Company and a Shareholder Representative and who is elected by the Shareholders to be the Chairman of the Governing Committee.

Code of Corporate Governance	means the Company’s Code of Corporate Governance attached hereto as Exhibit J.`

Companies Law	means the Commercial Companies Law of 1974 enacted pursuant to Oman Royal Decree 4/74, as amended from time to time.

Company
means Omagine L.L.C., a limited liability company organized and existing under the laws of the Sultanate of Oman and registered in Oman under commercial registration number 1080151, and where the context requires, it also means Omagine S.A.O.C., a closed joint stock company to be organized under the laws of the Sultanate of Oman which will be the legal successor company to Omagine L.L.C. pursuant to the Transformation.

Confidential Information	has the meaning assigned to it in clause 24.

Constitutive Contract
means the constitutive contract of the Company as registered with the Government and attached hereto as Exhibit B, and as amended hereafter as required to give effect to the terms of this Agreement and as further amended thereafter from time to time provided all such amendments are registered with the Government.

Debt Financing
means any Mezzanine Financing, bond, loan or other such transaction represented by a debt instrument, loan agreement, Mezzanine Financing agreement or any such similar agreement, made from or placed by or with, any investment fund, Lender, financial institution, or individual or corporate Person(s), to or for the benefit of the Company.

Draw Date	means the date upon which the Company draws down and receives the first amount of Debt Financing pursuant to a Financing Agreement.

Executive Committee
means a committee composed of persons appointed from time to time by the Shareholders, and such Executive Committee shall provide the overall corporate guidance and strategic direction for the Company.

Financial Statements
means the Company’s quarterly and annual financial statements prepared in accordance with accounting principles generally accepted in the Sultanate of Oman and in accordance with International Financial Reporting Standards.

Financing Agreement
means a legally binding agreement between the Company and an investment fund, Lender or other Person, pursuant to which such investment fund, Lender or other Person agrees to provide Debt Financing for the first phase or for any or all phases of the Omagine Project and such legally binding Financing Agreement may or may not be subject to the satisfaction or waiver of certain conditions precedent and the first such Financing Agreement shall be in an amount sufficient to finance the first phase of the Omagine Project’s construction plus the installment payments due to OMAG specified in clause 16.5(i) and clause 16.6.

Financing Agreement Date	means the Day upon which the Company and an investment fund, Lender or other Person first execute and deliver a Financing Agreement.

Fiscal Year
means, in accordance with the Gregorian calendar, the period beginning on November 23, 2009 and ending on December 31, 2009 and thereafter means, the twelve month period beginning on January 1 and ending on December 31 of any year.

Governing Committee	means the committee of Shareholder Representatives as elected by the Shareholders and constituted from time to time in accordance with this Agreement.

Initial Company Activities
means the planning, permitting, surveying, soil testing, traffic studies, master planning, engineering, and program management activities, design and architectural activities, marketing, public relations, leasing of office space and staff residential accommodations, recruiting and hiring employees, travel, organization expenses, engagement of a financial adviser and other consultants, financial planning and project finance activities, site preparation activities and site work, and other initial construction activities in, on and with respect to the Project Area, administrative, legal and financial activities and other such normal and customary like activities that the Governing Committee deems advisable, necessary or convenient to undertake during the Initial Period.

Initial Period	means the time period beginning on the Execution Date and ending on the first Draw Date.

Joint Written Consent
means with respect to any action by the Company, a written approval of and consent to such action with or without a meeting, prior notice or a vote, which written approval and consent (i) sets forth the action taken or to be taken, and (ii) is signed by all the Shareholders or, as the case may be, by all the Shareholder Representatives or members of the Company’s Board of Directors.

JOL Shares	means the ten thousand (10,000) Shares of the Company owned by JOL as of the date hereof.

Managing Director
means the individual Person appointed from time to time by resolution of the Shareholders who shall be the Company’s chief executive officer and shall have overall responsibility for the conduct of the Company’s affairs and the day to day management of its business and operations.

Master Services Agreement or MSA
means a legally binding contract entered into by the Company and another Person for the provision of specified services to the Company by such Person and such Master Services Agreement functions as an indefinite delivery / indefinite quantity open-ended contract for a range of such services at a pre-agreed contracted fee schedule.

Mezzanine Financing
means a form of Debt Financing, the terms of which, among other things, makes the obligation for re-payment of such Mezzanine Financing junior to the obligation for re-payment of other Debt Financing provided to the Company by Lenders but makes the obligation for the re-payment of such Mezzanine Financing senior to any payment of dividends, capital repayment or distributions to Shareholders.

New Shareholder	means each of CCC-Oman, RCA, and CCC-Panama individually and collectively they are the New Shareholders.

Non-executive Director	has the meaning assigned to it in the Code of Corporate Governance attached hereto as Exhibit J.

OMAG Representatives	has the meaning assigned to it in clause 8.2.1.

OMR or Omani Rials	means Omani Rials, the lawful currency of the Sultanate of Oman.

Party	means each of OMAG, JOL, RCA, CCC-Oman and CCC-Panama individually and collectively they are the Parties.

Person	means any person of full capacity, whether natural or juristic and any partnership, unincorporated association, joint venture, individual, or the Government.

Pre-Development Expense Amount	has the meaning assigned to it in clause 16.2.

RCA Representative	has the meaning assigned to it in clause 8.2.2.

Registered Manager	means any individual Person registered pursuant to Article 151 of the Companies Law with the Ministry of Commerce and Industry as an authorized signatory or manager of the Company.

Related Party	has the meaning assigned to it in the Code of Corporate Governance attached hereto as Exhibit J.

Related Party Transaction	means any transaction between the Company and a Related Party.

Senior Officers
means the following officers of the Company: Managing Director, who is the Chief Executive Officer; Deputy Managing Director, who is the President and Chief Innovation Officer; Treasurer, who is the Chief Financial Officer; Controller, who is the chief accounting officer; Secretary, who is the chief administrative officer, plus any other officer so designated in the future by the Shareholders.

Share Capital	means the sum of money calculated by multiplying the number of the Company’s issued Shares at any time by one hundred Baisa (OMR 0.100).

Shareholder	means a Person owning Shares at any time.

Shareholder Representative
means a member of the Governing Committee who, pursuant to the provisions of this Agreement, is either (i) elected by the Shareholders, or (ii) in the event of a vacancy on the Governing Committee, is appointed to fill such vacancy by either the Governing Committee or by a Party.

Shares	mean the one hundred Baisa (OMR 0.100) nominal value shares of the Company.

Subscription Agreement
means, with respect to any Party individually other than JOL, the subscription agreement attached hereto as either Exhibit D, E, F or G of such Party, and Subscription Agreements mean collectively all four of the subscription agreements attached hereto as Exhibits D, E, F and G.

Substantiating Evidence
means the documents, certificates and other evidence as detailed in clauses 16.3(i), 16.3(ii), 16.3(iii) and 16.3(iv) that OMAG must deliver to the Company before the Company is obligated to pay any of the Pre-Development Expense Amount.

Super-Majority	has the meaning assigned to it in clause 6.2.8

Transformation
means, pursuant to the Companies Law and this Agreement, the changing of the corporate form and structure of the Company within one year after the Execution Date, from a limited liability company to a closed joint stock company.

Whole Committee	means the total number of Shareholder Representatives which the Company would have if there were no vacancies.

2.
Term. This Agreement shall continue in full force and effect with respect to any Party until the earlier of (i) the time that such Party ceases to own any Shares, (ii) the Transformation, at or prior to which time, this Agreement shall terminate contemporaneously with the execution and delivery of a substantially similar agreement, (iii) the Joint Written Consent of the Shareholders, (iv) the listing of the Shares for trading on the Muscat Securities Market, or (v) a liquidation or winding up of the Company. Termination of this Agreement for any reason shall not affect the obligations of the Company under any legally binding contract entered into by the Company.

If any Party fails to make payment to the Company as and when required to do so by the terms of such Party’s Subscription Agreement for the full amount of the Initial Share Subscription Price (as that term is defined in each Party’s Subscription Agreement), then, with respect to such Party, this Shareholder Agreement shall automatically terminate and the Company and such Party shall have no further obligations to each other with respect to this Shareholder Agreement.

3.
Business of the Company / Conduct of the Business. The business of the Company is to undertake any and all necessary or desirable activities in connection with the design, development, financing, construction, ownership or operation of the Omagine Project. The Parties hereby agree that the Omagine Project and the construction of the Pearls will be developed in phases pursuant and subject always to the Development Agreement and that the phasing strategy will be organized by giving deference to market conditions at the time (in particular, to residential demand).

4.	Capital Increase / Shareholdings.

4.1	Pursuant to the Joint Written Consent attached hereto as Exhibit I and as further detailed in each Party’s Subscription Agreement and in Exhibit H:

a)
the Company’s registered Share Capital shall be increased by an aggregate of four hundred eighty thousand Omani Rials (OMR 480,000) comprising of four million eight hundred thousand (4,800,000) Shares to a total Share Capital of five hundred thousand Omani Rials (OMR 500,000) comprising of five million (5,000,000) Shares, and

b)	the total Capitalization of the Company shall be increased by:

(i)	an aggregate of twenty six million nine hundred sixty eight thousand one hundred twenty five Omani Rials (OMR 26,968,125) derived from cash amounts paid by Shareholders for their Shares, plus

(ii)	an as yet undetermined amount of Omani Rials representing the value to be determined pursuant to the RCA Subscription Agreement of the payment in kind (“PIK”).

c)
the Company is hereby authorized to further increase its Capitalization by an additional amount of up to twenty three million Omani Rials (OMR 23,000,000) derived from Mezzanine Financing, the final amount of such Mezzanine Financing, if any, to be authorized by a Joint Written Consent,

d)	as a result of the foregoing clause 4.1(a) and (b), the ownership of Shares by the Shareholders shall be adjusted such that the final result conforms with the table in clause 5.1 below,

BY MEANS OF:

(i)	the subscription by the Parties for an aggregate of three million four hundred thousand (3,400,000) Shares at a purchase price of three hundred forty thousand Omani Rials (OMR 340,000), and

(ii)	the subscription by RCA for two hundred eleven thousand (211,250) Shares at a purchase price of seven million six hundred forty thousand six hundred twenty five Omani Rials (OMR 7,640,625), and

(iii)	the subscription by RCA for six hundred sixty three thousand seven hundred fifty (663,750) Shares at a purchase price equal to that amount of Omani Rials determined to be the value of the PIK, and

(iv)
the subscription by CCC-Panama for three hundred fifty thousand (350,000) Shares at a purchase price of twelve million six hundred fifty eight thousand three hundred thirty three Omani Rials (OMR 12,658,333), and

(v)
the subscription by CCC-Oman for one hundred seventy five thousand (175,000) Shares at a purchase price of six million three hundred twenty nine thousand one hundred sixty seven Omani Rials (OMR 6,329,167), and

(vi)	the transfer to OMAG of the JOL Shares.

4.2
the Parties agree to take all such further actions and to execute and deliver all such further documents, including but not limited to the passing of relevant resolutions, the execution of amendments to the Constitutive Contract, and the paying of funds as may be required pursuant to the Companies Law or the requirements of the Ministry of Commerce and Industry to give effect to the provisions of clause 4.1 above. Further, the Parties acknowledge that by executing this Agreement, OMAG and JOL waive their pre-emption rights as set out in Article 149 of the Companies Law in favor of the New Shareholders in respect of the Shares to be issued to the New Shareholders pursuant to this Agreement.

5.
Shareholding.  Pursuant to this Agreement and assuming the issuance to and transfer by the Parties of Shares as contemplated by this Agreement, the Company will have five million (5,000,000) Shares issued and outstanding, and such Shares will be owned as follows:

Shareholder	Number of Shares	% of total issued Shares (on
		the Financing Agreement Date)
OMAG	3,000,000	60%
RCA	1,250,000	25%
CCC-Panama	500,000	10%
CCC-Oman	250,000	5%

TOTAL	5,000,000	100.0%

The timing of subscriptions is detailed in Exhibit H attached hereto.

6.	Shareholders.

6.1	Sales / Transfers.

6.1.1	Transfers of Shares may be made at any time by any Shareholder subject to the provisions of the Companies Law and the following:

a.
Each Party understands and agrees that the transfer by it of Shares is restricted by the terms and conditions of both the Development Agreement and such Party’s Subscription Agreement and no Party shall transfer any Shares unless such transfer is permitted under the Development Agreement, such Party’s Subscription Agreement, this Agreement and the Law.

b.	Any Person who is not a Party and who purchases Shares must first execute an Adoption Agreement.

c.	Irrespective of and notwithstanding the provisions of this clause 6.1.1, the following transfers of Shares are specifically permitted under this Agreement:

i.	the transfer of the JOL Shares to OMAG prior to the Transformation, and

ii.
the transfer by any New Shareholder to OMAG or to OMAG’s designee of Shares acquired pursuant to an Option which became exercisable because of a Default under the terms of such New Shareholder’s Subscription Agreement (the “Option Shares”).

6.1.2
Each Party, to the fullest extent permitted by the Law, hereby (i) irrevocably waives its right of pre-emption with respect to the sale of Shares by the Company or by any other Party (the “Pre-emptive Right”) that but for this waiver, a Party would otherwise have pursuant to Articles 144 to 148 of the Companies Law, and (ii) agrees that, when and if requested by the Company to do so, it will promptly execute and deliver to the Company a written waiver of such Pre-emptive Right and will take all actions and execute all documents as may be required to give effect to this clause. Each Party hereby irrevocably waives its Pre-emptive Right with respect to the JOL Shares and any Option Shares.

6.2	Shareholder meetings.

6.2.1	Time.
The annual meeting of Shareholders (“Annual General Meeting”) shall be held on the date and at the time fixed, from time to time by the Governing Committee, provided that such Annual General Meeting shall be held within six (6) months from the end of the Fiscal Year. Any general meeting of Shareholders shall be held on the date and at the time fixed by the Governing Committee or at the request of one or more Shareholders representing at least twenty percent (20%) of the total Shares then issued and outstanding.

6.2.2	Place.
Annual General Meetings and general meetings may be held at such place, either within or without of Oman, as may be specified in the notice for such meeting. Whenever the notice does not specify a place, the meeting shall be held at the registered office of the Company in Oman. The Governing Committee may determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication. If a meeting by remote communication is authorized by the Governing Committee, and subject to guidelines and procedures as the Governing Committee may adopt, Shareholders and proxy holders not physically present at a meeting of Shareholders may, by means of remote communication participate in a meeting of Shareholders and be deemed present in person and vote at a meeting of Shareholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (a) the Company shall implement reasonable measures to verify that each Person deemed present and permitted to vote at the meeting by means of remote communication is a Shareholder or proxy holder, (b) the Company shall implement reasonable measures to provide such Shareholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the Shareholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (c) if any Shareholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Company. The Parties acknowledge that notwithstanding the fact that the Companies Law may not specifically provide for remote meetings, the Parties agree that they will be bound by the provisions of this clause 6.2.2.

6.2.3
Notice or waiver of notice. Written notice of all meetings shall be given, which shall state the purpose or purposes for which the meeting is called (the “Agenda”), the place, if any, date, and hour of the meeting, and the means of remote communication, if any, by which Shareholders and proxy holders may be deemed to be present in person and vote at such meeting. Any general meeting of Shareholders shall consider only those matters contained in the Agenda for such meeting except that any general meeting of Shareholders may, by a majority vote of those present, consider any unanticipated or urgent matter brought before it.

a.
Annual General Meeting. The notice of an Annual General Meeting shall include an Agenda stating that the meeting is called for (i) the election of Shareholder Representatives, (ii) approval of the audited Financial Statements and the report of the auditors for the Fiscal Year, (iii) approval of the appointment of auditors for the next Fiscal Year, (iv) approval of reports, if any, of the Managing Director or any Senior Officer or manager, (v) declaration, if any, of dividends, and (vi) the transaction of other business which may properly come before the meeting; and shall, if any other action which could be taken at a general meeting is to be taken at such Annual General Meeting, state the purpose or purposes of such action.

b.	Any general meeting. The notice of any general meeting of Shareholders shall:

i.	include, or be accompanied by, any additional statements, information, or documents prescribed by the Companies Law, and

ii.	be given not less than twenty days nor more than sixty days before the date of the meeting to each Shareholder entitled to vote at such meeting, and

iii.	if mailed, be given when deposited in the Oman mail, postage prepaid, directed to the Shareholder at such Shareholder's address as it appears on the records of the Company, and

iv.	not be valid if it does not contain an Agenda.

6.2.4
Whenever notice is required to be given under the Companies Law or this Agreement, a written waiver signed by the Person entitled to notice, or a waiver by electronic transmission by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a Shareholder at a meeting of Shareholders shall constitute a waiver of notice of such meeting. Notwithstanding anything to the contrary contained herein, the Shareholders may hold a general meeting without regard to the formalities of notice if they all agree to hold such general meeting. Such general meeting may deal with any matter which is within the authority of a general meeting to decide.

6.2.5
Shareholder list. The official computer print-out of the Constitutive Contract as registered with and issued by the Government shall be the only evidence as of the record date for any meeting as to who are the Shareholders entitled to vote in person or by proxy at any meeting of Shareholders.

6.2.6
Conduct of meeting.  Meetings of the Shareholders shall be presided over by one of the following individual Persons in the order of seniority and if present and acting: the Chairman, the Vice-Chairman of the Governing Committee, if any, the Managing Director, a Deputy-Managing Director, or, if none of the foregoing is in office and present and acting, by a chairman to be chosen by the Shareholders. The Secretary of the Company shall act as secretary of every meeting but if the Secretary is not present the chairman of the meeting shall appoint a secretary of the meeting.

6.2.7
Proxy representation. Each Shareholder entitled to vote at a meeting of Shareholders, or to express consent or dissent to corporate action in writing without a meeting, may authorize another Person or Persons to act for such Shareholder by proxy, but no such proxy shall be voted or acted upon after one (1) year from its date, unless the proxy provides for a longer period. A Shareholder may execute a writing authorizing another Person or Persons to act for such Shareholder as proxy. Execution may be accomplished by the Shareholder or by such Shareholder's authorized officer, director, representative, employee or agent signing such writing or causing such signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature.

6.2.8
Quorum.  The holders of at least seventy seven percent (77%) of the Shares (a “Super-Majority”) shall constitute a quorum at a meeting of Shareholders for the transaction of any business. Failing such quorum, a second meeting shall be called to discuss the same Agenda. At least one week prior to the date set for such second meeting, the Company shall give notice to the Shareholders of the time and place of such second meeting. In the event such second meeting is not held within one month from the date of the first meeting, the general meeting need not be reconvened. The resolutions adopted at such second meeting shall be valid regardless of the Share Capital represented at such second meeting.

6.2.9
Voting. Each Share shall entitle the holder thereof to one vote. Shareholder Representatives shall be elected by a plurality of the votes of Shares present in person or represented by proxy at the meeting and entitled to vote and except as otherwise provided herein or in the Companies Law, any other action shall be authorized by a majority of the votes cast. Any of the following matters shall, except where the Companies Law provides for a higher majority, be authorized by at least seventy seven percent (77%) of the votes cast at a general meeting of Shareholders or by the Joint Written Consent of the Shareholders:

a.	amendments to the Company's Articles of Association, constitutive contract or the Shareholder Agreement;

b.	liquidation of the Company

c.	approval of the Company's Annual Budget and updates on Business Plan;

d.	issue or repurchase of shares;

e.	any merger or consolidation of the Company with another entity;

f.	distribution of dividends;

g.	the creation or disposition of any corporate entity owned, in whole or in part, by the Company;

h.	increase or reduction in the Share Capital of the Company;

i.	sale of the Company's Business or of a substantive part of the Company's assets;

j.	mortgaging or charging of the Company's assets;

k.	donations apart from those required by business which are of a low value and may be considered to be customary;

l.
the setting up of offices and branches of the Company in or outside Oman or the conducting of business by the Company (other than incidental sales and marketing activities) in any jurisdiction other than Oman;

m.	any change to the rules or procedures relating to the calling and holding of meetings of the Governing Committee as set out in this Agreement;

n.	any appointment of, removal of or change to the Senior Officers and Registered Managers of the Company;

o.	approval of Master Services Agreements

p.
any sale, transfer or disposal of any asset (other than in the ordinary course of business) in any single transaction or transactions, in the aggregate, exceeding RO 1,000,000 in any one Financial Year,;

q.	any capital expenditure of the Company, outside the approved Annual Budget or Business Plan and in excess of RO 250,000;

r.
any acquisition or disposition (including by way of lease) of property (including intellectual property) or assets by the Company outside the ordinary course of business and having a value in excess of RO 100,000 (or the equivalent thereof in any other currency). It is clarified for the avoidance of doubt that any disposition (including by way of lease) of any property pursuant to the Development Agreement between the Company and the Government of the Sultanate of Oman will, for the purposes of this clause, be considered as being within the ordinary course of business of the Company;

s.
the incurrence of any liability, guarantee or indemnity for borrowed money or otherwise in excess of RO 500,000 (or the equivalent thereof in any other currency) by the Company or the creation or granting of any Encumbrance over any assets of the Company, or in each case the agreement to do so, other than as contemplated in any approved Budget;

t.	any settlement of a litigious matter or waiver of contractual rights having a value in excess of RO 1 million (or the equivalent thereof in any other currency); and

u.
the incurrence of any liability in excess of RO 300,000 (or the equivalent thereof in any other currency) in a financial year to any consultant, law firm, attorney, accounting and/or auditing firm or any other vendor.

6.2.10	In the election of Shareholder Representatives, and for any other action, voting need not be by ballot.

6.3
Shareholder action without a meeting. Subject always to the Companies Law and this Agreement, any action which may be or is required to be taken at any general meeting of Shareholders, may be taken by a Joint Written Consent, except that, actions in respect of (i) the distribution of profits, or (ii) the approval of Financial Statements or reports of the Senior Officers or auditors, must be taken at a meeting and cannot be taken or approved by a Joint Written Consent.

6.4
Dividends. The profits of the Company may be distributed by the Company as dividends to the Shareholders at the time of the declaration of such dividend in accordance with the provisions of this Agreement and the Companies Law, the recommendation of the Governing Committee and pursuant to a resolution of Shareholders at an Annual General Meeting declaring such dividend and setting the date for the payment thereof. The declaration of any dividend by the Company is subject to (i) the provisions of the Companies Law, (ii) the requirements and/or restrictions provided in any Financing Agreement to which the Company is a party, (iii) the priority of any loan or Mezzanine Financing repayments, and (iv) the Company having sufficient financial resources to meet all its obligations and anticipated working capital requirements as they become due.

7.	Responsibilities of OMAG as Promoter and of each Party.

OMAG agrees and acknowledges that, with the consent of the Shareholders and at the expense of the Company, it will:

a)
organize and conduct the initial multi-Day planning and organizational meeting for the Omagine Project (the “Planning Meeting”) in the United States to be attended by, among others, the most significant prospective vendors and employees and by representatives of the Shareholders,

b)
as soon as practicable after the Planning Meeting, submit to the Governing Committee the first business plan which will include, among other things, the road map for the initial activities of the Company,

c)	assure that the business and affairs of the Company and the development, construction and operation of the Omagine Project are professionally managed,

d)
cause the Company to execute the Baker Master Services Agreement, the CCC Contract (subject to the approval of all the Shareholders) and such other contracts and agreements with vendors, professional firms and employees, as may be required or convenient to efficiently design, construct, manage, operate and finance the Omagine Project and to manage and finance the Company,

e)
provide its and its affiliates' and consultants expertise, guidance, direction and best practices to the Company in respect of the design, planning, development, construction, operation and maintenance of the Omagine Project,

f)	approach, liaise and follow up with the Government to ensure that the Development Agreement is signed and Ratified by the Government,

g)	provide nominees for all the Senior Officer positions.

h)	provide concept design, leadership and personnel to achieve the final design of the Omagine Project.

i)	arrange for Baker (or some other world-class consultant) to supervise the program management and construction management of the Omagine Project.

j)	assume the leadership role in arranging the Company’s financing requirements.

Each Party agrees that it will exercise its best efforts to facilitate contacts with the Government and other agencies in Oman as may be required by the Company and it shall assist the Company, as and when required, to obtain from the Ministry of Tourism and other Government Authorities, all permits, licenses, approvals, registrations and permissions necessary or required for the development, construction and operation of the Omagine Project and the conduct of the ongoing business of the Company.

8.	Governing Committee / Shareholder Representatives / Chairman.

8.1	Function.
 Notwithstanding the provisions of the Companies Law, the Parties agree that the business and affairs of the Company shall be managed under the direction of the Governing Committee and the approval of the Shareholders shall only be required on such matters as provided for in this Agreement or the Companies Law. The Governing Committee, at its sole discretion, may delegate certain management functions to the Executive Committee. The recommendation of the Compensation Committee and the unanimous vote of all Shareholders or a Joint Written Consent of all Shareholders is required to approve and fix the compensation of the Shareholder Representatives, Chairman and Senior Officers. The Company shall reimburse any Person for any reasonable expenses incurred by them incident to the performance of their duties promptly upon provision of proof in accordance with the Company’s then present expense reporting policies of the expenses for which such reimbursement is sought.

8.2
Qualifications and number. A Shareholder Representative need not be a Shareholder, a citizen of Oman or a resident of Oman, except for the Chairman, who shall be a citizen of Oman as provided in clause 8.10 and for as long as the Chairman is so required to be an Omani citizen, RCA shall nominate such Chairman and such Chairman shall be the RCA Representative. The first Governing Committee (the “New Committee”) and all subsequent Governing Committees shall be elected or appointed pursuant to the provisions of clause 8.4.  The Governing Committee shall initially comprise of five (5) Shareholder Representatives nominated by the Shareholders as follows:

8.2.1	OMAG shall nominate two (2) Shareholder Representatives (the “OMAG Representatives”) any of whom may also be an employee or officer of the Company, and

8.2.2	RCA shall nominate one (1) Shareholder Representative (the “RCA Representative”), and

8.2.3	Each of CCC-Panama and CCC-Oman shall nominate one (1) Shareholder Representative (collectively the “CCC Representatives”) any of whom may also be an employee or officer of the Company, and

8.2.4	JOL shall not be entitled to nominate any Shareholder Representative.

The number of Shareholder Representatives may be increased or decreased only by the unanimous vote or Joint Written Consent of all Shareholders and the Parties hereby agree that if and when a Person who is not a Party becomes a Shareholder, the number and voting power of Shareholder Representatives will be then adjusted to reflect the proportionate percentage of Shares then owned by each Shareholder.

8.3	Voting.

8.3.1	Each OMAG Representative shall be entitled to cast two (2) votes with respect to any matter that may come before the Governing Committee for a vote.

8.3.2	The RCA Representative shall be entitled to cast two (2) votes with respect to any matter that may come before the Governing Committee for a vote.

8.3.3	Each CCC Representative shall be entitled to cast one (1) vote with respect to any matter that may come before the Governing Committee for a vote.

8.3.4	The Chairman shall have a Casting Vote.

The voting power of Shareholder Representatives may be increased or decreased only by the unanimous vote or Joint Written Consent of all Shareholders and the Parties hereby agree that if and when a Person who is not a Party becomes a Shareholder, the number and voting power of Shareholder Representatives will be then adjusted to reflect the proportionate percentage of Shares then owned by each Shareholder.

8.4	Election and term.

8.4.1
The New Committee shall be elected by the Shareholders at the first meeting of Shareholders held subsequent to the execution of this Agreement by the Parties and the Shareholder Representatives so elected shall hold office until the first Annual General Meeting of Shareholders and until their successors are elected and qualified or until their earlier resignation or removal.

8.4.2
Any Shareholder Representative may resign at any time upon notice given in writing to the Company. Shareholder Representatives who are elected at an Annual General Meeting of Shareholders and Shareholder Representatives who are elected or appointed in the interim to fill vacancies shall hold office until the next Annual General Meeting of Shareholders and until their successors are elected and qualified or until their earlier resignation or removal.

8.4.3
Except as the Companies Law may otherwise require, in the interim between Annual General Meetings of Shareholders or general meetings of Shareholders called for the election of Shareholder Representatives, and/or for the removal of one or more Shareholder Representatives and the filling of any vacancy in connection therewith, any vacancies in the Governing Committee, including unfilled vacancies resulting from the removal of Shareholder Representatives for cause or without cause, may be filled by the vote of a majority of the remaining Shareholder Representatives then in office, although less than a quorum, or by the sole remaining Shareholder Representative.

8.4.4
Notwithstanding the foregoing clause 8.4.3, a Shareholder Representative may only be replaced by the Party that nominated him and any Person who is a replacement for a Shareholder Representative who has resigned or been removed shall be deemed to be appointed upon written notice being given to the Governing Committee by the Party that nominated such Shareholder Representative who resigned or was removed.

8.5	Meetings.

8.5.1	Time.
 Meetings shall be held at such time as the Governing Committee shall fix, except that the first meeting of a newly elected Governing Committee shall be held as soon after its election as the Shareholder Representatives may conveniently assemble.

8.5.2	Place.	Meetings shall be held at such place within or without of Oman as shall be fixed by the Governing Committee.

8.5.3	Call.
 No call shall be required for regular meetings of the Governing Committee for which the time and place have been fixed. Other meetings may be called by or at the direction of the Chairman or a majority of the Shareholder Representatives in office.

8.5.4	Notice / actual or constructive waiver.
 No notice shall be required for regular meetings of the Governing Committee for which the time and place have been fixed. Written, oral, or any other mode of notice of the time and place shall be given for other meetings in sufficient time for the convenient assembly of the Shareholder Representatives thereat. Whenever notice is required to be given under the Companies Law or this Agreement, a written waiver signed by the Person entitled to notice, or a waiver by electronic transmission by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of any such Person at a meeting shall constitute a waiver of notice of such meeting.

8.5.5	Quorum and action.

a.
Attendance of the Shareholder Representatives representing a Super-Majority shall constitute a quorum at meetings of the Governing Committee except when one or more vacancies prevents such Super-Majority, whereupon a majority of the votes of the Shareholder Representatives in office shall constitute a quorum, provided, that such majority shall constitute at least one-third of the total votes of the Whole Committee. A majority of the Shareholder Representatives present, whether or not a quorum is present, may adjourn a meeting to another time and place.

b.
Except as otherwise provided herein or by the Companies Law, the majority of the votes cast by the Shareholder Representatives present at a meeting at which a quorum is present shall be the act of the Governing Committee.

c.
Any member or members of the Governing Committee or of any committee designated by the Governing Committee, may participate in a meeting of the Governing Committee or any such other committee by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other.

d.
The approval of any Related Party Transaction may only be given by the unanimous vote of all the Shareholders or by their Joint Written Consent and the Governing Committee shall not have the authority to approve any action, the approval of which is reserved pursuant to this Agreement or the Companies Law for the Shareholders.

8.5.6
Chairman of the meeting. The Chairman, if present and acting, shall preside at all meetings of the Governing Committee. Otherwise, the Vice-Chairman of the Governing Committee, if any and if present and acting, or any other Shareholder Representative chosen by the Governing Committee, shall preside.

8.6	Removal of Shareholder Representatives.

8.6.1
Except as may otherwise be provided by the Companies Law, any Shareholder Representative or the entire Governing Committee may be removed, with or without cause, by the unanimous vote of all the Shareholders or by their Joint Written Consent.

8.6.2
Notwithstanding the foregoing sentence and absent such unanimous vote of all the Shareholders or their Joint Written Consent, a Shareholder Representative may, with or without cause, be removed and replaced by the Party that nominated him. Any Person who is a replacement for a Shareholder Representative so removed shall be deemed to be appointed upon written notice by the relevant Party to the Governing Committee.

8.6.3
Each Party (each, an “Indemnifying Party”) hereby indemnifies and holds harmless the Company and all the other Parties from and against all costs and expenses including legal fees incurred by the Company and/or such other Parties resulting from, arising out of, or related to any claim for damages for loss of office, loss of compensation, wrongful dismissal or otherwise arising out of the removal and/or resignation of a Shareholder Representative of such Indemnifying Party (“Expenses”). An Indemnifying Party shall promptly defend and reimburse the Company and/or any other Party for any Expenses incurred.

8.7
Committees. The Governing Committee shall designate an Executive Committee which shall provide the overall corporate guidance and strategic direction for the Company; an Audit Committee which shall recommend the appointment of the Company's independent public accounting and auditing firm and internal auditing firm and which Audit Committee shall supervise the Company’s annual audit; a Compensation Committee which shall recommend the various compensation levels to be paid in accordance with customary practices and in compliance with any relevant laws or regulations, and may designate one or more other committees, each committee to consist of one or more of the Shareholder Representatives. The Governing Committee may designate one or more Shareholder Representatives as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any such committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Governing Committee to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Governing Committee, shall have and may exercise all the powers and authority of the Governing Committee in the management of the business and affairs of the Company with the exception of any power or authority the delegation of which is prohibited by the Companies Law, and may authorize the seal of the Company to be affixed to all papers which may require it.

8.8
Written action.  Any action required or permitted to be taken at any meeting of the Governing Committee or any committee thereof may be taken without a meeting if all members of the Governing Committee or committee, as the case may be, consent thereto in writing or by electronic transmission.

8.9	Reports / Compliance / Access. The Governing Committee shall assure that the Company:

8.9.1	keeps proper, complete and accurate books of account in accordance with International Financing Reporting Standards, and

8.9.2	prepares Financial Statements on an annual and quarterly basis, and

8.9.3	provides to each Shareholder:

a.	within four months after the end of each Fiscal Year, the annual audited Financial Statements of the Company for such Fiscal Year, and

b.	within two months after the end of each quarter, quarterly unaudited Financial Statements of the Company for such quarter, and

c.	such other reports, including reports of the Internal Auditor, as the Governing Committee may determine or as any Shareholder or the Companies Law may require.

8.9.4	complies with all applicable Omani tax laws and timely files all required tax and information returns with the relevant Government Authorities, and

8.9.5
provides each Party and each Party’s professional advisors, accountants and counsel upon reasonable prior notice (which notice need not be written notice), with access to the Company’s premises, books of account and records, and

8.9.6
instructs the Company’s officers and employees to promptly and to the best of their ability, give to any Party, any and all information and/or explanation with respect to the Company or its business or affairs, as may be requested by such Party.

Each Party shall ensure that its professional advisors, accountants and counsel comply with the provisions of this Agreement with respect to any Confidential Information received by them.

8.10
Chairman. As long as RCA owns at least ten percent (10%) of the Share Capital or until the Company’s Shares are approved for listing on the Muscat Securities Market, the Chairman must be a citizen of the Sultanate of Oman. For as long as the Chairman is so required to be an Omani citizen, RCA shall nominate such Chairman and such Chairman shall be the RCA Representative. He shall be elected by resolution of the Shareholders. He shall be a Shareholder Representative and he shall chair all meetings of the Governing Committee and he shall report to and be under the supervision and control of the Governing Committee. The Chairman shall have a Casting Vote on the Governing Committee. He shall also be the chairman of and preside over all Annual General Meetings and general meetings of Shareholders. As Chairman, he shall be the primary interface with all Omani Government departments and agencies for the purpose of, among other things, securing the various Government approvals necessary for the development of the Omagine Project and he shall be the primary spokesman and advocate in Oman for the Company. The Chairman shall also be the Company’s contact person for all government delegations from other GCC countries seeking to make contact with the Company or seeking information with respect to the Omagine Project. The Chairman shall promptly review and approve any press releases to be issued in his name by the Company. The Chairman’s compensation shall be set by resolution of the Shareholders.

9.	Officers / Managers.

9.1
The Managing Director shall be the Chief Executive Officer and a Registered Manager of the Company and he shall be nominated by the Shareholders and appointed as such by resolution of the Shareholders. He shall report to the Governing Committee and be under the supervision and control of the Shareholders and the Governing Committee. The Managing Director shall have overall responsibility for the day to day management and conduct of the Company’s operations.

9.2	If deemed necessary, expedient or desirable by the Governing Committee, any one or more, or all of the following Senior Officers shall also be appointed by resolution of the Shareholders:

a)	Deputy-Managing Director who shall be the President and Chief Innovation Officer of the Company reporting to the Managing Director,

b)	Treasurer who shall be the Chief Financial Officer of the Company reporting to the Managing Director,

c)	Controller who shall be the chief accounting officer of the Company reporting to the Treasurer,

d)	Secretary who shall be the chief administrative officer of the Company reporting to the Managing Director or Deputy-Managing Director.

9.3
All Senior Officers shall be appointed by the affirmative vote of at least seventy seven percent (77%) of the votes cast at a general meeting of Shareholders or by the Joint Written Consent of the Shareholders. Any Registered Manager must be a Senior Officer and the registration with the Government of any Senior Officer as a Registered Manager must be approved by a resolution of the Shareholders.

9.4
Each Senior Officer shall have such authority and perform such duties in the management and operation of the Company and have such period of appointment as shall be prescribed in the resolution of the Shareholders designating such Senior Officer (the “Designating Resolution”) and he or she shall have such additional authority, duties and limits on his or her authority as is customary except to the extent that such Designating Resolution may be inconsistent therewith. Additional Senior Officer positions may be created at the discretion of the Governing Committee and upon a Designating Resolution being issued.

9.5
All Senior Officers and Registered Managers shall be nominated and appointed by the affirmative vote of at least seventy seven percent (77%) of the votes cast at a general meeting of Shareholders or by the Joint Written Consent of the Shareholders. All other officers and managers of the Company, other than Senior Officers and Registered Managers, shall be nominated and appointed by majority resolution of the Governing Committee which shall specify their titles, duties, compensation, limits of authority, periods of appointment and to whom they shall report.

9.6	Any Senior Officer may be a Shareholder Representative but no Shareholder Representative need be a Senior Officer or employee of the Company.

9.7
Any Senior Officer or manager who is not a Registered Manager may be removed with or without cause by the affirmative vote of at least seventy seven percent (77%) of the votes cast at a general meeting of Shareholders or by the Joint Written Consent of the Shareholders. A Registered Manager may only be removed by a resolution of the Shareholders at a general meeting of Shareholders.

9.8
Any vacancy in any Senior Officer office may be filled by the affirmative vote of at least seventy seven percent (77%) of the votes cast at a general meeting of Shareholders or by the Joint Written Consent of the Shareholders and any vacancy in any manager office may be filled by majority resolution of the Governing Committee.

9.9
The Secretary of the Company shall record the proceedings of all meetings and actions in writing of Shareholders, Shareholder Representatives and committees of Shareholder Representatives and shall exercise such additional authority and perform such additional duties as the Governing Committee shall assign to the Secretary.

10.	Employees.

10.1
The Company shall have a professional management team which shall be appointed, as the case may be, by the Shareholders or by the Governing Committee and which shall report to the Persons designated by the Governing Committee.

10.2	The Company shall exercise its best efforts to comply with the Government’s policy, as in effect or amended from time to time, for the employment and training of Omani nationals.

11.	Master Services Agreements.

11.1
The MSA is a commonly used "pay for services rendered” contract type that is especially useful in the early stages of a development when all tasks or services that might be needed are not yet readily apparent. An MSA establishes the working agreement between the Company and a service provider and provides needed development services that the Company may require while allowing the service provider the flexibility to either directly provide or subcontract such service.

11.2
An MSA provides a detailed fee schedule for services the Company requires and eliminates having to execute individual agreements for each task and/or service as they become needed. It identifies a range of services while remaining sufficiently open-ended to accommodate unforeseen requirements as they arise. As the Omagine Project becomes more defined, MSA Agreements will become less necessary as specific detailed contracts will be developed based on definitive scopes of work.

12.	Transformation / Code of Corporate Governance.

12.1
Each Party hereby agrees that it shall cooperate fully with the Company and take all such further actions and execute and deliver all such further documents as may be necessary or required by the Company to enable it to consummate the Transformation within one year after the Execution Date.

12.2
Pursuant to the Transformation the transformed Company will, subject to the Companies Law, thereafter be known as Omagine S.A.O.C. and all the assets, liabilities, contract rights and obligations of the Company shall continue to be the assets, liabilities, contract rights and obligations of the Company after the Transformation. The Parties, and each of them, hereby further agree that on the date and at the time at which the Transformation becomes legally effective pursuant to the Law (the “Effective Time”):

a)	the number of Shares owned by each Party immediately prior to the Effective Time shall be identical to the number of Shares owned by each such Party immediately subsequent to the Effective Time, and

b)
if at the Effective Time a Shareholder is in Default [as that term is defined in its Subscription Agreement] (a “Defaulting Shareholder”), then the provisions of such Defaulting Shareholder’s Subscription Agreement shall apply, and the number of Shares to be owned by such Defaulting Shareholder shall be adjusted pursuant to the terms of such Defaulting Shareholder’s Subscription Agreement, and

c)
as indicated in Exhibit H hereto and assuming no Default by a Defaulting Shareholder, the Company shall have the identical number of Shares issued, outstanding and owned by each Party immediately subsequent to the Transformation as it had immediately prior to the Transformation, and

d)
the Parties agree that at or prior to the Effective Time they will enter into and execute a new shareholders’ agreement with respect to the Company which agreement shall be substantially the same in form and substance as this Agreement except as may otherwise be agreed in writing by a majority vote of the Shareholders at such time.

12.3
The code of corporate governance used by companies listed on the Muscat Securities Market (“MSM”) is hereby defined as the “MSM Code”. The Code of Corporate Governance attached hereto as Exhibit J is the MSM Code as amended and modified for use by the Company. The Parties hereby agree that the Company shall adopt the Code of Corporate Governance attached hereto as Exhibit J. The Parties further agree that the Company shall modify and amend its Code of Corporate Governance from time to time in the future to align it with any relevant changes to the MSM Code made by the Capital Market Authority or by the MSM.

13.
Financial Advisor / Debt Financing. The Parties hereby authorize and direct the Company to negotiate an agreement (a “Banking Agreement”) with an internationally recognized financial institution and/or investment bank and/or BankMuscat S.A.O.G. (collectively, the “Financial Institutions”) whereby the Company engages the services of one or more of such Financial Institutions with respect to the arrangement by it or them of any Debt Financing required by the Company. The Managing Director shall present any such proposed Banking Agreement(s) to the Governing Committee for its prior approval. Each Party hereby agrees that it shall permit the creation of any Security Interest over its Shares as may be required by the Lenders to execute or perfect any loan, Mezzanine Financing or other such agreement entered into by the Company with respect to Debt Financing, and each Party shall do all things required of it by the Company including completing documentation and giving written approvals, as necessary or required by such Lenders to create any such Security Interest, provided however, that, other than the Security Interest over its Shares, no Party shall be personally liable to any Lender, to the Company, or to any third party as a result of the creation of any such Security Interest.

14.
Consultant Services and the CCC Contract. The Parties hereby agree that as soon after the Execution Date as the Governing Committee determines is reasonably required, the Company shall be authorized to engage the services of:

a)
Michael Baker Corporation, a U.S. corporation headquartered in Pittsburgh, Pennsylvania in the United States (“Baker”) as its program manager, engineering consultant and construction manager, and the Parties hereby authorize and direct the Company to (i) negotiate a Master Services Agreement between the Company and Baker (the “Baker Master Services Agreement”), and (ii) if in the opinion of the Governing Committee such Baker Master Services Agreement is successfully negotiated, present such Baker Master Services Agreement to the Shareholders for their approval and such approval shall require the affirmative vote of at least seventy seven percent (77%) of the votes cast at a general meeting of Shareholders or the Joint Written Consent of the Shareholders,

b)
Consolidated Contractors (Oman) L.L.C., an Omani limited liability company and a Shareholder of the Company (“CCC-Oman”) as the general contractor for the Omagine Project (“General Contractor”). The Parties hereby authorize and direct the Company to (i) negotiate a contract or series of contracts between the Company and CCC-Oman, including possibly a Master Services Agreement with CCC-Oman covering certain of the Initial Company Activities (collectively, the “CCC Contract”), and (ii) if in the opinion of the Governing Committee such CCC Contract is successfully negotiated, present such CCC Contract and such other information as may be required by the Code of Corporate Governance to the Shareholders for their approval, which approval shall require the unanimous affirmative vote of all the Shareholders, and

c)
such other consultants, attorneys, accounting and auditing firms, and to hire and employ such individuals, on terms agreed and approved by the Governing Committee and such approval shall require the affirmative vote of at least a majority of the votes cast at a meeting of the Governing Committee, except that if such engagement or employment shall cause the incurrence of a liability in excess of RO 300,000 (or the equivalent thereof in any other currency) in a financial year, then such approval shall require the affirmative vote of at least seventy seven percent (77%) of the votes cast at a general meeting of Shareholders or the Joint Written Consent of the Shareholders.

15.	Related Party Transactions / CCC Contract.

15.1
In the event of any proposed Related Party Transaction which, in the opinion of any Shareholder, Shareholder Representative or Senior Officer, is a transaction which will assist the Company in the operation and conduct of its business, or to satisfy its obligations or exercise its rights under the Development Agreement, then any such Related Party Transaction shall require the unanimous approval of all the Shareholders.

15.2
The Company shall exercise its best efforts to provide that the terms and conditions of any Related Party Transaction shall, in the opinion of the Governing Committee, provide terms and conditions to the Company that are substantially equal to or better than the terms and conditions that would otherwise be available to the Company if the Company had negotiated and concluded such Related Party Transaction on an "arms-length" basis with a Person with whom the Company was not a Related Party.

15.3
The CCC Contract. CCC-Oman acknowledges and agrees that it is a Shareholder of the Company. The CCC Contract and the engagement by the Company of CCC-Oman as the General Contractor for the Omagine Project is therefore a Related Party Transaction and, in addition to Clause 15.1 and 15.2, the following shall apply in respect of the CCC Contract:

a)
The value of the CCC Contract shall be equal to the negotiated total cost of construction (exclusive of program management, construction management and engineering and design fees) for the Omagine Project (the “Total Construction Costs”), and

b)
CCC-Oman shall supply the Company with a competitive price for the Total Construction Costs in line with industry norms and prevailing market conditions for projects of a similar size, nature and standard as the Omagine Project and CCC-Oman shall cooperate in a transparent manner with the Company, Baker and other consultants employed by the Company in this regard, and

c)
CCC-Oman agrees that it shall use its best professional efforts to cooperate fully with the Company, Baker and other of the Company’s design consultants in all “value engineering”, “constructability” and other such studies undertaken during the process of creating and finalizing the final designs in respect of the Omagine Project.

16.	Pre-Development Expenses / Success Fee.

16.1
The Parties acknowledge and agree that for many years prior to the date hereof and continuing up to the Execution Date, OMAG and JOL at their sole and exclusive risk and expense, have undertaken and incurred significant costs with respect to the planning, concept design, re-design, engineering, financing, capital raising costs and promotion of the project now known as the Omagine Project, and with respect to the negotiation and conclusion of the Development Agreement with the Government (collectively, the “Pre-Development Expenses”); and that such Pre-Development Expenses were all incurred in relation to the project now known as the Omagine Project or on behalf of the Company.

16.2
OMAG’s quarterly and annual consolidated financial statements include the results for Omagine, Inc. and its wholly owned subsidiary JOL and (since November 23, 2009) of its other wholly owned subsidiary Omagine LLC (the “OMAG Financial Statements”). The OMAG Financial Statements are filed with the United States Securities and Exchange Commission (“SEC”) and OMAG’s annual Financial Statements are audited and certified by an independent public accounting firm approved by the SEC. The precise amount of the total Pre-Development Expenses is hereby defined as the sum of all such Pre-Development Expenses recorded and included in the OMAG Financial Statements prior to the Execution Date less any portion of such Pre-Development Expenses that is already recorded as a liability on the Company’s Financial Statements or which was paid by the Company (the “Pre-Development Expense Amount”). OMAG and the Company presently estimate the amount of the Pre-Development Expense Amount at approximately three million four hundred sixty two thousand Omani Rials (OMR 3,462,000) [equal to approximately nine (9) million U.S. dollars].

16.3	The Parties agree that OMAG is required to deliver to the Company:

(i)	copies of OMAG’s and JOL’s invoices representing the Pre-Development Expenses included in the OMAG Financial Statements, and

(ii)	copies of the relevant audited OMAG Financial Statements as filed with the SEC, and

(iii)
copies of invoices representing those portions, if any, of the Pre-Development Expenses that are recorded as a liability on the Company’s Financial Statements or which have been paid directly by the Company, and

(iv)
a certificate from OMAG’s independent public accounting and auditing firm containing (i) a calculation of the Pre-Development Expense Amount, and (ii) a statement that (a) the Pre-Development Expense Amount has been recorded in the OMAG Financial Statements, and (b) the Pre-Development Expense Amount has been calculated in accordance with the provisions specified in this clause 16;

and the Parties agree that only after the receipt by the Company of the Substantiating Evidence, is the Company obligated to record the amount equal to the Pre-Development Expense Amount on the Company’s financial records. The liability for the Pre-Development Expense Amount shall be recorded on the Company’s financial records on the Draw Date and in accordance with the International Financial Reporting Standards (“IFRS”).

16.4
The Parties agree that OMAG shall be fairly compensated with a “Success Fee” for its conception and promotion of the Omagine Project, the negotiation and execution of the Development Agreement with the Government, the successful arrangement for and closing of a Financing Agreement, the attainment of the Financing Agreement Date and Draw Date, and for OMAG’s years of effort and work undertaken at its sole risk and expense on behalf of the Company and the Omagine Project. The Parties hereby agree therefore that the Success Fee shall be equal to ten million U.S Dollars ($10,000,000) which is estimated to be less than one-half of one percent (0.005) of the presently estimated construction costs of the Omagine Project. The liability for the Success Fee shall be recorded on the Company’s financial records on the Draw Date and in accordance with the IFRS.

16.5
The Parties hereby agree that on the Draw Date, OMAG shall have earned the payment due to it of the Pre-Development Expense Amount, but notwithstanding this fact, OMAG hereby agrees to an extended payment plan for such Pre-Development Expense Amount, and the Parties hereby authorize and direct the Company to pay the amount equal to the Pre-Development Expense Amount in U.S. dollars to OMAG as follows:

(i)	fifty percent (50%) of such amount shall be paid to OMAG on or within ten (10) Days after the Draw Date, and

(ii)	the remaining fifty percent (50%) of such amount shall be paid to OMAG in five equal annual installments beginning on the first anniversary of the Draw Date.

16.6
The Parties hereby agree that on the Draw Date, OMAG shall have earned the payment due to it of the Success Fee, but notwithstanding this fact, OMAG hereby agrees to an extended payment plan for such Success Fee, and the Parties hereby authorize and direct the Company to pay the Success Fee in U.S. dollars to OMAG in five equal annual installments beginning on or within ten (10) Days after the Draw Date.

17.
Initial Company Activities.  The Shareholders shall cooperate with the Company as required or requested by its Senior Officers in order to do all things necessary to attain the Financing Agreement Date, the Effective Date and the Draw Date as soon as practicable after the Execution Date. The Parties agree that the Company shall (i) undertake the Initial Company Activities as directed by the Governing Committee, and (ii) exercise its best efforts to sell Shares to Additional Shareholders during the Initial Period.

18.	Corporate Stamp. The corporate stamp shall be in such form as the Governing Committee shall prescribe.

19.	Fiscal Year. The Fiscal Year of the Company shall be the period beginning on January 1 and ending on December 31 of the Gregorian calendar, and shall be subject to change by the Governing Committee.

20.
Auditor / Internal Auditor.  The Parties agree that the Company shall appoint Deloitte & Touche (M.E.) & Co. LLC as the Company’s auditor (“External Auditor”) and another public accounting firm in Oman as the Company’s “Internal Auditor”. The Parties further agree that any New Shareholder shall be fully authorized at any time to instruct the Internal Auditor to submit to such New Shareholder a report on any of the accounting records of the Company that such New Shareholder deems desirable or convenient.

21.	Representations of the Parties. Each Party hereby represents to each other Party as follows:

a)
it has all requisite power and authority to enter into and carry on the business and activities contemplated for it by this Agreement and to assume its obligations hereunder and it is not barred by any law, regulation or prior agreement from entering into this Agreement; and

b)
this Agreement, and the performance by it of its obligations hereunder, have been duly authorized by it and all actions necessary to approve the consummation by it of the transactions and actions contemplated hereunder have been taken by it; and

c)
it has had a reasonable opportunity to ask questions of and receive answers from the Company concerning this Agreement, the Company and the Omagine Project, including but not limited to (i) the identity of the Shareholders, (ii) the prices and PIK paid or to be paid by each Shareholder for the purchase of Shares, (iii) the payment by the Company of the Pre-Development Expense Amount and the Success Fee, (iv) the Company’s management plans, and (v) the Baker Master Services Agreement and the CCC Contract; and all such questions have been answered to the full satisfaction of each Party, and

d)
it shall exercise its voting rights at any meeting of the Shareholders and it shall cause any Shareholder Representative nominated or appointed by it to exercise his voting rights at any Governing Committee meetings in compliance with and in support of the provisions of this Agreement.

22.
Notices.  Except as otherwise provided herein, any notice or other communication required or permitted hereunder shall be in writing and shall be delivered by one of the following means: (a) by hand; (b) by facsimile transmission to the facsimile numbers indicated below (with subsequent written confirmation by another means in compliance with this clause 22); (c) by pre-paid, recorded courier or postal delivery; or (d) by nationally or internationally recognized overnight courier; addressed to the respective addresses of the Parties as follows:

if to OMAG or JOL, to:

Omagine, Inc.
The Empire State Building
350 Fifth Avenue, 11th Floor
New York, NY 10118, USA
Att:      Mr. Frank J. Drohan
Fax:      +1-212-563-3355

if to CCC-Panama, to:

Consolidated Contractors Company, S.A.
c/o Consolidated Contractors International Company, S.A.L.
62B Kifissias Ave.
P.O. Box 61092
Amaroussion 151  10
Attens, Greece
Att:      Mr. Thomas L. Langford
Fax:     +30-210-619-8509

if to RCA, to:

The Office of Royal Court Affairs
The Palace - Muscat
P.O. Box 899
Muscat, P.C. 100
Sultanate of Oman
Att:     Mr. Suleiman M. Yahyai
Fax:     +968-2473-7232

if to CCC-Oman, to:

Consolidated Contractors Co. Oman LLC
P.O. Box 614
Postal Code 100, Muscat
Sultanate of Oman
Att:     Mr. Fathi A. Alaaiddin
Fax:     +968-2477-4773

and with a copy of such notice also given to:

Mr. Sean L. Angle, Esq.
DLA Piper LLP.
PO Box 121662
Level 6, Building 6, Emaar Square
Dubai, U.A.E.
Fax:     +971-4438-6101

23.
Governing Law / Dispute Resolution / Venue / Arbitration.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the Sultanate of Oman (the “Law”). In the event of any conflict between the terms and conditions of this Agreement or the Constitutive Contract, then, to the fullest extent permitted by the Law, the terms and conditions of this Agreement shall control. The Parties shall cause the Constitutive Contract to be amended as required to reflect the provisions of this Agreement in order to resolve any such conflict. Any dispute arising out of or in connection with this Agreement which cannot be amicably settled by the Parties shall be finally settled by the courts of Oman, which will have jurisdiction. The final judgment of an Omani court, not subject to further appeal, shall be final and binding upon the Parties.

24.
Confidential Information. For the purposes of this clause 24 “Confidential Information” means this Agreement and any and all information, data, or material with respect to the Company, including but not limited to (a) patent and patent applications, (b) trade secrets, and (c) proprietary information, ideas, techniques, sketches, drawings, work of authorship, models, inventions, know-how, processes, apparatuses, equipment, software programs, and including, without limitation, the Company’s information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, investors, employees, business and contractual relationships (actual or prospective), business forecasts, financial models and sales, merchandising and marketing plans and information. Any such information that is not readily available to the public shall be considered as Confidential Information and, therefore, within the scope of this Agreement, unless specified otherwise in writing. Each Party shall at all times and notwithstanding any termination or expiration of this Agreement hold in strict confidence and not disclose to any third party Confidential Information, save to the extent such Confidential Information may be required by the Parties or their consultants or representatives for the purposes of the performance of their duties hereunder, or as may be required by judicial decision, requirements of applicable law or governmental regulation, the rules and regulations of any applicable stock exchange or securities law or administrative process, or to comply with any such laws, rules or regulations, and each Party will use the Confidential Information for no purpose other than what is contemplated hereunder. Notwithstanding the foregoing, each Party shall have the right to freely communicate with third parties with respect to the Omagine Project and to take such actions, perform such tasks and conduct such communications and/or public relations or media activities as are usual and customary in the advertising, promotion, marketing or financing of a project such as the Omagine Project.

25.
Amendments. This Agreement may not be amended or modified except by a written instrument signed by all the Parties. The power to amend or alter this Agreement and to adopt new corporate governance regulations may be exercised solely by the unanimous vote or Joint Written Consent of the Shareholders then bound by this Agreement.

26.
Relationship of the Parties.  Except as expressly provided herein to the contrary or otherwise agreed in writing, no Party shall have any right, power, or authority to enter into any agreement or undertaking for, to act on behalf of, to act as, or be an agent or representative of, or to otherwise bind, any other Party and no Party shall hold itself out or describe itself as having any such right, power or authority.

27.
Severability. If any provision of this Agreement is held to be invalid or unenforceable under the Law, the remaining provisions shall not be affected, and any such invalidity or unenforceability shall not invalidate or render unenforceable that provision in any other jurisdiction. The Parties hereby agree to use good faith efforts to negotiate an equitable adjustment to any provision of this Agreement determined to be invalid or unenforceable with a view toward effecting the purposes of this Agreement and the validity or enforceability of the remaining provisions of this Agreement shall not be affected thereby.

28.
Assignment.Except as otherwise contemplated herein, this Agreement shall not be assigned, transferred, pledged, or otherwise encumbered by any Party without the prior written consent of all the other Parties.

29.
Entire Agreement. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and the transactions contemplated hereby, and any and all previous understandings, proposals, negotiations, agreements, commitments and representations, whether oral or written are merged herein and are superseded hereby. All exhibits and recitals hereto are integral parts hereof and are incorporated herein as if fully set forth in the body of this Agreement.

30.
Nonwaiver. No waiver by any Party of any term, provision, covenant, representation or warranty contained in this Agreement (or any breach thereof) shall be effective unless it is in writing executed by the Party against which such waiver is to be enforced. No waiver shall be deemed or construed as a further or continuing waiver of any such term, provision, covenant, representation or warranty (or breach) on any other occasion or as a waiver of any other term, provision, covenant, representation or warranty (or of the breach of any other provision) contained in this Agreement on the same or any other occasion.

31.
Construction.  In this Agreement (i) words denoting the singular include the plural and vice versa, (ii) “it” or “its” or words denoting any gender include all genders, (iii) the word “including” shall mean “including without limitation,” whether or not expressed, (iv) any reference herein to a clause refers to a clause of this Agreement unless otherwise stated, (v) when calculating a period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next day which is a Business Day, and (v) except as otherwise expressly provided herein to the contrary, all money amounts are expressed in Omani Rials.

32.	Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

33.	Language. This Agreement has been written and is being executed in the English language only and the English language shall be definitive and used in all interpretations or disputes hereunder.

34.
Further Assurances.  The Parties shall do all such further acts and execute and deliver all such further deeds and documents as shall be reasonably required in order to perform and carry out the provisions of this Agreement. Each Party agrees that, simultaneously with its execution and delivery of this Agreement, it will execute and deliver its Subscription Agreement in the form attached hereto as either Exhibit D, Exhibit E, Exhibit F or Exhibit G, as the case may be.

35.
Counterparts.  The Parties may execute this Agreement in counterparts that shall, in the aggregate, when signed by all Parties constitute one and the same instrument and thereafter each counterpart shall be deemed to be an original instrument as against the Party that has signed it.

IN WITNESS WHEREOF, the Parties have entered into this Agreement the day and year first above written.

The Office of Royal Court Affairs

By:    /s/ His Excellency Nasser bin Hamoud bin Ahmed al Kindy
                His Excellency Nasser bin Hamoud bin Ahmed al Kindy
Secretary General of the Office of Royal Court Affairs

Omagine, Inc. and
Journey of Light, Inc.

By:     /s/ Frank J. Drohan
                Frank J. Drohan
President

Consolidated Contractors Co. Oman LLC

By:    /s/ Fathi A. Alaaiddin
Fathi A. Alaaiddin
Vice-President

Consolidated Contractors Company, S.A.

By:      /s/ Thomas L. Langford, P.O.A.
                 Thomas L. Langford, P.O.A.
                 As attorney

Exhibit A

Form of Adoption Agreement

1.
Acknowledgment. The Additional Shareholder acknowledges that such Additional Shareholder is acquiring Shares (as defined in the Shareholder Agreement) in the Company subject to the terms and conditions of the Shareholder Agreement.

2.
Agreement. The Additional Shareholder (a) agrees that all Shares in the Company acquired by such Additional Shareholder shall be bound by and subject to the terms of the Shareholder Agreement and (b) hereby adopts the Shareholder Agreement with the same force and effect as if the Additional Shareholder were originally a Party thereto.

3.	Notice. Any notice required to be provided by the Shareholder Agreement shall be given to the Additional Shareholder at the address listed beside such Additional Shareholder’s signature below.

4.
Governing Law. This Adoption Agreement and the rights of the parties hereto shall be interpreted in accordance with the laws of the Sultanate of Oman, and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws.

Executed and dated this ______day of _________.

Additional Shareholder:

________________________________________

Address for Notices:

_________________________________

_________________________________

_________________________________

Accepted by the Company:

By: ______________________________
Managing Director

Exhibit A

Form of Adoption Agreement

This agreement (“Adoption Agreement”) is executed by the undersigned (the “Additional Shareholder”) pursuant to the terms of that certain shareholders’ agreement (the “Shareholder Agreement”) executed by the Shareholders of Omagine LLC (the “Company”) and dated as of April 20, 2011, a copy of which is attached hereto and is incorporated herein by reference. By execution and delivery of this Adoption Agreement, the Additional Shareholder agrees as follows:

1.
Acknowledgment. The Additional Shareholder acknowledges that such Additional Shareholder is acquiring Shares (as defined in the Shareholder Agreement) in the Company subject to the terms and conditions of the Shareholder Agreement.

2.
Agreement. The Additional Shareholder (a) agrees that all Shares in the Company acquired by such Additional Shareholder shall be bound by and subject to the terms of the Shareholder Agreement and (b) hereby adopts the Shareholder Agreement with the same force and effect as if the Additional Shareholder were originally a Party thereto.

3.	Notice. Any notice required to be provided by the Shareholder Agreement shall be given to the Additional Shareholder at the address listed beside such Additional Shareholder’s signature below.

4.
Governing Law. This Adoption Agreement and the rights of the parties hereto shall be interpreted in accordance with the laws of the Sultanate of Oman, and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws.

Executed and dated this ______day of _________.

Additional Shareholder:
_______________________________________

Address for Notices:
_______________________________________
_______________________________________
_______________________________________

Accepted by the Company:

By: __________________________

Managing Director

Exhibit B – Constitutive Contract

Sultanate of Oman
Ministry of Commerce and Industry

Commercial Registration Information

Commercial Registration Number
1080151

Commercial Name
OMAGINE L L C

Legal Status
Limited Liability Company

Head Quarters
Muscat Governorate/Bawshar/Aludhaybah

Address
P.O. Box: 708 Postal Code: 115
Telephone: Fax:
Email:

Establishment Date: 23/11/2009 Duration: Unlimited

Registration Date: 23/11/2011

Expiry Date: 23/11/2014

Fiscal Year End: 31/12

Cash Capital: 20,000 Kind Capital: 0
Total Capital (Omani Riyal): 20,000
No. of Shares: 200,000
Share Value: 0.100

Percentage of Foreign Investment: 100.00

Foreign Company Name

         (Signature)                      (Seal)
          23/11/2009

Sultanate of Oman
Ministry of Commerce and Industry

Commercial Registration Information

Commercial Registration Number
1080151

Country of Origin:
         (Signature)                      (Seal)
          23/11/2009

Sultanate of Oman
Ministry of Commerce and Industry

Commercial Registration Information

Commercial Registration Number
1080151

Branches and Commercial Activities

Commercial Activities Registered in Headquarter

452001: Building and construction contract (general
constructions of residential and non-residential buildings).

701001: Renting and operating self-owned or leased real estate
(residential and non-residential)

749913: Management of (showrooms, tourist and industrial
projects)

551005: Banqueting and ceremony halls and palaces

701001: Buying, selling and subdividing real estate into lots.

         (Signature)                      (Seal)
          23/11/2009

Sultanate of Oman
Ministry of Commerce and Industry

Commercial Registration Information

Commercial Registration Number
1080151

Name

Nationality: United States of America
Designation: Limited Liability Partner
Num. and Percentage Shares: 190000 (95%)

Name

Nationality: United States of America
Designation: Limited Liability Partner
Num. and Percentage Shares: 10000 (5%)

Authorized Managers and Signatories

Nationality: United States of America
ID Type: Passport ID Number: 430642682
Designation: Authorized Manager - Solely
Authorization Type: Full
Authorization Limit: Unlimited
Notes:
         (Signature)                      (Seal)
          23/11/2009

Exhibit C

Mezzanine financing

Banks and Financial Advisors

As of the date hereof the Company and the Oman Integrated Tourism Project Fund (“OITPF”) have verbally agreed that the OITPF will deliver a term sheet to the Company outlining the terms pursuant to which the OITPF will become a quasi-equity investor in the Company by providing up to a maximum of twenty three million Omani Rials (OMR 23,000,000) of Mezzanine Financing to the Company.

The Company is also presently holding discussions with two other U.S. based investment funds with respect to a similar Mezzanine Financing investment.

No definitive agreement with the OITPF or other such investment fund is expected to be concluded until subsequent to the signing of the Development Agreement with the Government of Oman. Neither the informal agreement with the OITPF with respect to a term sheet nor the on-going discussions with the U.S. based investment funds referred to above represent legally binding agreements. Only an executed definitive written agreement between the Company and the OITPF or other such investment fund will be legally binding.

The Company expects to hear from the two U.S. based funds and from BankMuscat with respect to its proposed OITPF term sheet subsequent to the signing of the Development Agreement.

The Company expects that any Mezzanine Financing - whether from the OITPF or other investment funds - will be closed subsequent to the Execution Date of the Development Agreement.

It is the Company’s present intention – but not its obligation – to engage the services of BankMuscat as its non-exclusive financial advisor subsequent to the Execution Date.

Exhibit D

RCA SUBSCRIPTION AGREEMENT

Dated: April 20, 2011

Omagine LLC
P.O. Box 708
Madinat Sultan Qaboos
Muscat, P.C. 115
Sultanate of Oman

Gentlemen:

1. Omagine LLC (the “Company”) is an Omani limited liability company registered in Oman under commercial registration number 1080151 and its Share Capital comprises of one hundred Baisa (OMR 0.100) nominal value shares (the “Shares”).

2. The undersigned subscriber, The Office of Royal Court Affairs, an Omani organization (“RCA”) hereby tenders this subscription for:

a.	three hundred seventy five thousand (375,000) Shares (the “Initial Shares”), and

b.	two hundred eleven thousand two hundred fifty (211,250) Shares (the “Deferred Shares”), and

c.	six hundred sixty three thousand seven hundred fifty (663,750) Shares (the “PIK Shares”).

3. RCA and the Company agree that all capitalized terms not otherwise defined in this Subscription Agreement shall have the meanings assigned to them in that certain shareholders’ agreement among all the Shareholders of Omagine LLC dated April 20, 2011 (the “Shareholder Agreement”).

4. The subscription price for the Initial Shares (“Initial Share Subscription Price”) is thirty seven thousand five hundred Omani Rials (OMR 37,500).

5. Subsequent to the execution and delivery (i) by each Party of its Subscription Agreement, and (ii) by all Parties of the Shareholder Agreement; the Company will give a written notice to RCA in accordance with the provisions of clause 22 of the Shareholder Agreement requesting payment of the Initial Share Subscription Price (an “Initial Subscription Notice”). The full amount of the Initial Share Subscription Price shall be paid by RCA to the Company within fifteen (15) Business Days after receipt by RCA of the Initial Subscription Notice. If the full amount of the Initial Share Subscription Price is not paid by RCA to the Company within such fifteen (15) Business Days, then this Subscription Agreement shall automatically terminate and the Company and RCA shall have no further obligations to each other with respect to this Subscription Agreement.

6. The subscription price for the Deferred Shares (“Deferred Share Subscription Price”) is seven million six hundred forty thousand six hundred twenty five Omani Rials (OMR 7,640,625).

7. The date that the CCC Contract is executed and delivered by CCC-Oman and the Company is hereby defined as the “Contract Date”. If the Contract Date occurs prior to the Financing Agreement Date then the full amount of the Deferred Share Subscription Price shall be due and owing to the Company on the Financing Agreement Date. If the Contract Date occurs subsequent to the Financing Agreement Date then the full amount of the Deferred Share Subscription Price shall be due and owing to the Company on the Contract Date. If the conditions specified in either sub-paragraph 9(a) or sub-paragraph 9(b) of the CCC-Panama Subscription Agreement should occur (a “CCC Event”), then the full amount of the Deferred Share Subscription Price shall be due and owing to the Company on the latter of the Financing Agreement Date or the date of such CCC Event. Subsequent to either the Contract Date or the Financing Agreement Date or the date of a CCC Event, as the case may be, the Company will give a written notice requesting payment of the Deferred Share Subscription Price (a “Deferred Subscription Notice”) to RCA in accordance with the provisions of clause 22 of the Shareholder Agreement. The full amount of the Deferred Share Subscription Price shall be paid by RCA to the Company within fifteen (15) Business Days after receipt by RCA of the Deferred Subscription Notice (the “Payment Date”). RCA and the Company hereby agree that “time is of the essence” with respect to the payment by RCA of the Deferred Share Subscription Price on or before the Payment Date.

8. The Initial Share Subscription Price and the Deferred Share Subscription Price shall be paid by bank wire transfer or by check made out to the order of Omagine LLC as follows:

a.	If payment is made by wire transfer, it shall be wired to: Omagine LLC; c/o BankMuscat – Corporate Branch; Account Number 04230-1236543-0017, or

b.	If payment is made by check, it shall be hand delivered to the Company or mailed to: Omagine LLC, P.O. Box 708, Madinat Sultan Qaboos, Muscat, P.C. 115, Sultanate of Oman.

9. The Company hereby acknowledges and agrees that the Existing Land is being provided by RCA to the Company via an agreement with the Government (the “Usufruct Agreement”) which grants the Company extensive rights over the Existing Land (the “Usufruct Rights”). The Company further acknowledges and agrees that the grant of the Usufruct Rights to the Company is a payment-in-kind (“PIK”) by RCA to the Company. The Usufruct Agreement becomes effective on the date (the “Usufruct Date”) that it is signed by the Government and the Company. The subscription price for the PIK Shares (“PIK Share Subscription Price”) is the value ultimately assigned to the PIK.

10. Provided (i) the Deferred Share Subscription Price has been received by the Company in accordance with the provisions of this Subscription Agreement, and (ii) the Usufruct Date has occurred, RCA shall then be entitled to be issued the six hundred sixty three thousand seven hundred fifty (663,750) PIK Shares in exchange for such PIK Share Subscription Price. The value assigned to the PIK Share Subscription Price shall be determined by an independent valuation expert in accordance with the Law and such valuation shall be recorded in compliance with the accounting principles promulgated in the International Financial Reporting Standards and as agreed to by the Company’s independent auditor. The valuation will be done as of the Usufruct Date and the Parties agree that the PIK Shares shall be issued to RCA as soon as practicable after (i) the Usufruct Date, (ii) the receipt by the Company of the Deferred Share Subscription Price and (iii) the approval of such issuance by the Ministry of Commerce & Industry,  except that; notwithstanding anything to the contrary contained elsewhere in this Subscription Agreement or the Shareholder Agreement, the Company and RCA hereby agree that in the event of the occurrence of a Default as defined in clause 11 hereof, then such Default shall operate as, and shall be, a waiver by RCA of RCA’s right to receive the PIK Shares and, in such an event, the PIK Share Subscription Price shall not be deemed to have been paid on the Usufruct Date and it shall not be exchanged for the PIK Shares.

11. Delay / Default. Notwithstanding anything to the contrary contained elsewhere in this Subscription Agreement or in the Shareholder Agreement, RCA hereby covenants with and agrees with the Company that if RCA fails for any reason whatsoever to pay the Deferred Share Subscription Price in full on or before the Payment Date (a “Default”), then the Company may, in its sole discretion, give a written notice to RCA (a “Default Notice”) stating the following:

(i)
that RCA has no further obligation to subscribe for the Deferred Shares or to pay the Deferred Share Subscription Price and that the Company has no further obligation to sell the Deferred Shares to RCA or to accept payment of the Deferred Share Subscription Price from RCA, and

(ii)
that such Default has operated as and is a waiver by RCA of RCA’s right to receive the PIK Shares and that the PIK Share Subscription Price will not be deemed to have been paid and it will not be exchanged for the PIK Shares, and

(iii)
that during the twelve month period subsequent to the date the Company gives a Default Notice (the “Option Period”), Omagine Inc., a Delaware USA corporation and Shareholder of the Company (“OMAG”) has the option (“Option”) but not the obligation, to purchase the Initial Shares from RCA for a purchase price equal to the Initial Share Subscription Price and that OMAG, in its sole discretion, is permitted during the Option Period to assign its Option to any Person, and

(iv)	that during the Option Period, RCA is not permitted to sell the Initial Shares to any Person other than OMAG or a purchaser designated by OMAG in a sale made pursuant to the exercise of the Option, and the Company and RCA hereby covenant and agree with each other that this clause 11 represents their mutual understanding and agreement with respect to the matters discussed in this clause 11 and with respect to the occurrence of a delay or Default.

12. This Subscription Agreement is not valid or binding upon either the Company or RCA unless and until (a) it is duly signed, executed and delivered by RCA and the Company, and (b) the Shareholder Agreement is duly signed, executed and delivered by RCA. Upon the occurrence of the foregoing, this Subscription Agreement shall then be a legally binding obligation of both RCA and the Company enforceable in accordance with its terms.

13. Upon execution and delivery by RCA of this Subscription Agreement and the Shareholder Agreement and receipt by the Company of payment of the Initial Share Subscription Price, the Company will take all necessary or required actions to amend the Company’s commercial registration in Oman to reflect the fact that RCA is a member of Omagine LLC and is the owner of the three hundred seventy five thousand (375,000) Initial Shares.

14. Upon receipt by the Company of payment of the Deferred Share Subscription Price on or before the Payment Date, the Company will take all necessary or required actions, as the case may be, to amend the Company’s commercial registration in Oman or issue Share certificates to reflect the fact that RCA is also the owner of the two hundred eleven thousand two hundred fifty (211,250) Deferred Shares.

15. Upon the Company having received the Deferred Share Subscription Price, and upon the occurrence of the Usufruct Date, the Company will take all necessary or required actions, as the case may be, to amend the Company’s commercial registration in Oman or issue Share certificates to reflect the fact that RCA is also the owner of the six hundred sixty three thousand seven hundred fifty (663,750) PIK Shares.

16. Representations and Warranties. In order to induce the Company to accept this subscription, RCA hereby represents and warrants to, and covenants with, the Company as follows:

a.
RCA acknowledges that it is familiar with all aspects of the Omagine Project, that it has received and carefully reviewed the DA and the Shareholder Agreement and that it has had the opportunity to have its own legal and financial advisers review both the DA and the Shareholder Agreement;

b.
RCA has had a reasonable opportunity to ask questions of and receive answers from the Company concerning (i) the Company and its proposed Omagine Project, and (ii) the Shareholder Agreement; and in particular the descriptions in the Shareholder Agreement of (a) the identity of the shareholders of the Company and the number of Shares subscribed for, or to be subscribed for, by each such shareholder, (b) the prices paid or to be paid to the Company by each such shareholder for the subscription for Shares, (c) the proposed use by the Company of the proceeds of the Initial Share Subscription Price, the Deferred Share Subscription Price and the proceeds from sales of Shares by the Company to other shareholders (d) details of the Company’s future management plans and current financial condition, and (e) the identities of certain employees, vendors, contractors and consultants which the Company plans to hire or engage; and all such questions have been answered to the full satisfaction of RCA;

c.
RCA shall comply fully with the provisions of clause 11 hereof and shall, if and when required, take all such further actions and execute and deliver all such further documents as may be reasonably required by the Company to consummate the transactions contemplated by clause 11 hereof and RCA hereby waives, to the fullest extent permitted under the Law, any defence it may otherwise have against effecting the consummation of the transactions contemplated by clause 11 hereof and agrees that it will not interpose any legal defence, claim or other obstruction of any nature or kind to the rapid, timely and efficient consummation of such transactions and RCA agrees that “time is of the essence” with respect to promptly undertaking the consummation of such transactions when and if, pursuant to this Subscription Agreement, it is notified in writing by the Company that it is required to do so;

d.
RCA has such knowledge and expertise in financial and business matters that RCA is capable of evaluating the merits and risks involved in making an investment in the Initial Shares and the Deferred Shares, and RCA understands and accepts the risks of purchasing the Initial Shares and the Deferred Shares;

e.
The Company will keep the information in this Subscription Agreement confidential, but RCA agrees that the Company may present this Subscription Agreement to such parties as the Company may deem appropriate in order (i) to assure itself that the sale of the Shares and the grant or exercise of the Option will not violate the Companies Law or any law of the Sultanate of Oman, or (ii) to comply with the laws and regulations of any jurisdiction or government agency by which the Company or OMAG may be subject to or bound;

f.
Except as set forth in this Subscription Agreement and in the Shareholder Agreement, no representations or warranties have been made to RCA by the Company or any agent, employee or Affiliate of the Company, and in entering into this transaction RCA is not relying upon any information other than the results of RCA’s own independent investigation or that which is contained in this Subscription Agreement and in the Shareholder Agreement;

g.
RCA understands and agrees that resale or other transfer by RCA of Shares is restricted by the terms and conditions of this Subscription Agreement, the DA and the Shareholder Agreement and RCA hereby agrees to comply fully with such terms and conditions;

h.
RCA understands and agrees that, up to and including the date that the Deferred Share Subscription Price is received by the Company, the encumbrance, resale or other transfer or pledge by RCA of the Initial Shares is strictly prohibited by the terms and conditions of this Subscription Agreement;

i.
RCA will not sell or otherwise transfer any Shares or any interest therein unless the proposed sale or transfer is permitted under the Development Agreement, this Subscription Agreement, the Shareholder Agreement and the Law;

j.
RCA has full power and authority to execute and deliver this Subscription Agreement and to perform its obligations hereunder and, except as otherwise provided in clause 12 hereof, this Subscription Agreement is a legally binding obligation of RCA enforceable in accordance with its terms;

k.	All of the information set forth herein with respect to RCA’s business experience and knowledge is correct and complete as of the date hereof;

l.
RCA agrees that it will cooperate fully with the Company so that the Company may take all necessary or required actions subsequent to the Execution Date and pursuant to the provisions of the Companies Law to transform the corporate form and structure of the Company from a limited liability company to a closed joint stock company and RCA shall take all such further actions and execute and deliver all such further documents as may be reasonably required by the Company to effect such transformation.

17. RCA is delivering an originally executed copy of this Subscription Agreement and of the Shareholder Agreement to the Company by hand or by internationally recognized courier service.

18. The Shares are being allotted pursuant to the provisions of the Commercial Companies Law No. 4/1974 of the Sultanate of Oman, as amended (the “Companies Law”). This Subscription Agreement shall be governed by the laws of the Sultanate of Oman and any disputes that are not amicably resolved will be subject to the jurisdiction of the courts of Oman.

19. RCA hereby indemnifies the Company and holds it and its officers, directors, shareholders, Shareholder Representatives and agents harmless from and against any and all losses, damages, liabilities, costs and expenses which it or they may sustain or incur as a result of or in connection with the breach by RCA of any representation, warranty or covenant made by RCA herein.

20. Neither this Subscription Agreement nor any of the rights of RCA hereunder may be transferred or assigned by RCA except if necessary pursuant to the transformation of the corporate form and structure of the Company from a limited liability company to a closed joint stock company as contemplated by clause 16(l) hereof.

21. This Subscription Agreement (i) may only be modified by a written instrument executed by RCA and the Company; (ii) sets forth the entire agreement between RCA and the Company with respect to the subject matter hereof, and any and all previous understandings, proposals, negotiations, agreements, commitments and representations, whether oral or written are merged herein and are superseded hereby; (iii) shall be governed by the laws of the Sultanate of Oman applicable to contracts made and to be wholly performed therein; and (iv) shall inure to the benefit of and be binding upon the Company and RCA and their respective heirs, legal representatives, successors and permitted assigns.

22. In this Subscription Agreement (i) words denoting the singular include the plural and vice versa, (ii) “it” or “its” or words denoting any gender include all genders, (iii) the word “including” shall mean “including without limitation,” whether or not expressed, (iv) any reference herein to a clause  refers to a  clause of this Subscription Agreement unless otherwise stated, (v) when calculating a period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next day which is a Business Day, and (v) except as otherwise expressly provided herein to the contrary, all money amounts are expressed in Omani Rials.

23. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or if mailed by certified or registered mail, return receipt requested, postage prepaid, as follows: if to RCA: to: The Office of Royal Court Affairs, P.O. Box 899, Muscat, P.C. 100, Sultanate of Oman, Attention: Mr Suleiman Mohamed Al-Yahyai, Investment Advisor, and if to the Company: to the address set forth above; or to such other address as RCA or the Company shall have designated to the other by like notice.

IN WITNESS WHEREOF, RCA and the Company have executed this Subscription Agreement for the Initial Shares, the Deferred Shares and the PIK Shares as of the 20th day of April, 2011.

The Office of Royal Court Affairs

By:    /s/ H. E. Nasser bin Hamoud bin Ahmed al Kindy
                H. E. Nasser bin Hamoud bin Ahmed al Kindy
Secretary General of the Office of Royal Court Affairs

Accepted by Omagine LLC

By:     /s/ Frank J. Drohan
                Frank J. Drohan
Managing Director

Exhibit E

CCC-PANAMA SUBSCRIPTION AGREEMENT

Dated: April 20, 2011

Omagine L.L.C.
P.O. Box 708
Madinat Sultan Qaboos
Muscat, P.C. 115
Sultanate of Oman

Gentlemen:

1. Omagine L.L.C. (the “Company”) is an Omani limited liability company registered in Oman under commercial registration number 1080151 and its Share Capital comprises of one hundred Baisa (OMR 0.100) nominal value shares (the “Shares”).

2. The undersigned subscriber, Consolidated Contractors Company, S.A., a Panamanian corporation (“CCC-Panama”) hereby tenders this subscription for:

a.	one hundred fifty thousand (150,000) Shares (the “Initial Shares”), and

b.	three hundred fifty thousand (350,000) Shares (the “Deferred Shares”).

3. CCC-Panama and the Company agree that all capitalized terms not otherwise defined in this Subscription Agreement shall have the meanings assigned to them in that certain shareholders’ agreement among all the Shareholders of Omagine LLC dated April 20, 2011 (the “Shareholder Agreement”). CCC-Panama is the investment arm of Consolidated Contractors International Company, S.A.L., a Lebanese corporation (“CCIC”). Consolidated Contractors Co. Oman L.L.C., an Omani limited liability company ("CCC-Oman"), is a construction company and is CCIC's operating subsidiary in Oman.

4. The subscription price for the Initial Shares (“Initial Share Subscription Price”) is fifteen thousand Omani Rials (OMR 15,000).

5. Subsequent to the execution and delivery (i) by each Party of its Subscription Agreement, and (ii) by all Parties of the Shareholder Agreement; the Company will give a written notice to CCC-Panama in accordance with the provisions of clause 22 of the Shareholder Agreement requesting payment of the Initial Share Subscription Price (an “Initial Subscription Notice”). The full amount of the Initial Share Subscription Price shall be paid by CCC-Panama to the Company within fifteen (15) Business Days after receipt by CCC-Panama of the Initial Subscription Notice. If the full amount of the Initial Share Subscription Price is not paid by CCC-Panama to the Company within such fifteen (15) Business Days, then this Subscription Agreement shall automatically terminate and the Company and CCC-Panama shall have no further obligations to each other with respect to this Subscription Agreement.

6. The subscription price for the Deferred Shares (“Deferred Share Subscription Price”) is twelve million six hundred fifty eight thousand three hundred thirty three Omani Rials (OMR 12,658,333).

7. The date that the CCC Contract is executed and delivered by CCC-Oman and the Company is hereby defined as the “Contract Date”. If the Contract Date occurs prior to the Financing Agreement Date then the full amount of the Deferred Share Subscription Price shall be due and owing to the Company on the Financing Agreement Date. If the Contract Date occurs subsequent to the Financing Agreement Date then the full amount of the Deferred Share Subscription Price shall be due and owing to the Company on the Contract Date. Subsequent to either the Contract Date or the Financing Agreement Date, as the case may be, the Company will give a written notice requesting payment of the Deferred Share Subscription Price (a “Deferred Subscription Notice”) to CCC-Panama in accordance with the provisions of clause 22 of the Shareholder Agreement. The full amount of the Deferred Share Subscription Price shall be paid by CCC-Panama to the Company within fifteen (15) Business Days after receipt by CCC-Panama of the Deferred Subscription Notice (the “Payment Date”). CCC-Panama and the Company hereby agree that “time is of the essence” with respect to the payment by CCC-Panama of the Deferred Share Subscription Price on or before the Payment Date.

8. The Initial Share Subscription Price and the Deferred Share Subscription Price shall be paid by bank wire transfer or by check made out to the order of Omagine L.L.C. as follows:

a.	If payment is made by wire transfer, it shall be wired to: Omagine L.L.C.; c/o BankMuscat – Corporate Branch; Account Number 04230-1236543-0017, or

b.	If payment is made by check, it shall be hand delivered to the Company or mailed to: Omagine L.L.C., P.O. Box 708, Madinat Sultan Qaboos, Muscat, P.C. 115, Sultanate of Oman.

9. Delay / Default. Notwithstanding anything to the contrary contained elsewhere in this Subscription Agreement or in the Shareholder Agreement, CCC-Panama and the Company hereby agree as follows:

a.
if the Contract Date has not occurred within one year from the Execution Date (or by such later date as may be agreed in writing by the Company and CCC-Panama), then CCC-Panama shall have no obligation to subscribe for the Deferred Shares or to pay the Deferred Share Subscription Price, and

b.
if the Contract Date and the Financing Agreement Date have both occurred and CCC-Panama fails for any reason whatsoever to pay the Deferred Share Subscription Price in full on or before the Payment Date (a “Default”), then, the Contract shall be cancelled without any further obligation on the part of the Company or CCC-Oman or CCC-Panama with respect to such Contract and CCC-Panama shall have no further obligation to subscribe for the Deferred Shares or to pay the Deferred Share Subscription Price and the Company shall have no further obligation to sell the Deferred Shares to CCC-Panama or to accept payment of the Deferred Share Subscription Price from CCC-Panama or to enter into the CCC Contract, and

c.
if the condition specified in sub-paragraph 9(a) above should occur, then Omagine, Inc., a Delaware USA corporation and shareholder of the Company (“OMAG”) shall have the option (“Option”) during the six (6) month period subsequent to such occurrence (the “Option Period”), to purchase the Initial Shares from CCC-Panama for a purchase price equal to the Initial Share Subscription Price and OMAG, in its sole discretion, shall be permitted to assign such Option to any Person and OMAG, or its designee, shall be obligated to exercise such Option during the Option Period, and

d.
if a Default as specified in sub-paragraph 9(b) above should occur, then OMAG shall have the Option during the Option Period and OMAG, in its sole discretion, shall be permitted to assign such Option to any Person and OMAG, or its designee, may, in OMAG’s sole discretion, exercise such Option during the Option Period, but OMAG or its designee shall not be under any obligation whatsoever to exercise such Option, and

e.
during the Option Period CCC-Panama shall not be permitted to sell the Initial Shares to any Person other than OMAG or a purchaser designated by OMAG in a sale made pursuant to the exercise of the Option.

and the Company and CCC-Panama hereby covenant and agree with each other that this clause 9 represents their mutual understanding and agreement with respect to the matters discussed in this clause 9 and with respect to the occurrence of a delay or Default.

10. This Subscription Agreement is not valid or binding upon either the Company or CCC-Panama unless and until (a) it is duly signed, executed and delivered by CCC-Panama and the Company, and (b) the Shareholder Agreement is duly signed, executed and delivered by CCC-Panama. Upon the occurrence of the foregoing, this Subscription Agreement shall then be a legally binding obligation of both CCC-Panama and the Company enforceable in accordance with its terms.

11. Upon execution and delivery by CCC-Panama of this Subscription Agreement and the Shareholder Agreement and receipt by the Company of payment of the Initial Share Subscription Price, the Company will take all necessary or required actions to amend the Company’s commercial registration in Oman to reflect the fact that CCC-Panama is a member of Omagine L.L.C. and is the owner of the one hundred fifty thousand (150,000) Initial Shares.

12. Upon receipt by the Company of payment of the Deferred Share Subscription Price on or before the Payment Date, the Company will take all necessary or required actions, as the case may be, to amend the Company’s commercial registration in Oman or issue Share certificates, to reflect the fact that CCC-Panama is also the owner of the three hundred fifty thousand (350,000) Deferred Shares.

13. Representations and Warranties. In order to induce the Company to accept this subscription, CCC-Panama hereby represents and warrants to, and covenants with, the Company as follows:

a.
CCC-Panama acknowledges that it is familiar with all aspects of the Omagine Project, that it has received and carefully reviewed the DA and the Shareholder Agreement and that it has had the opportunity to have its own legal and financial advisers review both the DA and the Shareholder Agreement;

b.
CCC-Panama has had a reasonable opportunity to ask questions of and receive answers from the Company concerning (i) the Company and its proposed Omagine Project, and (ii) the Shareholder Agreement and in particular the descriptions in the Shareholder Agreement of (a) the identity of the shareholders of the Company and the number of Shares subscribed for, or to be subscribed for, by each such shareholder, (b) the prices or payment-in-kind paid or to be paid to the Company by each such shareholder for the subscription for Shares, (c) the proposed use by the Company of the proceeds of the Initial Share Subscription Price, the Deferred Share Subscription Price and the proceeds from sales of Shares by the Company to other shareholders, (d) details of the Company’s future management plans and current financial condition, and (e) the identities of certain employees, vendors, contractors and consultants which the Company plans to hire or engage; and all such questions have been answered to the full satisfaction of CCC-Panama;

c.
CCC-Panama shall comply fully with the provisions of clause 9 hereof and shall, if and when required, take all such further actions and execute and deliver all such further documents as may be reasonably required by the Company to consummate the transactions contemplated by clause 9 hereof and CCC-Panama hereby waives, to the fullest extent permitted under the Law, any defence it may otherwise have against effecting the consummation of the transactions contemplated by clause 9 hereof and agrees that it will not interpose any legal defence, claim or other obstruction of any nature or kind to the rapid, timely and efficient consummation of such transactions and CCC-Panama agrees that “time is of the essence” with respect to promptly undertaking the consummation of such transactions when and if, pursuant to this Subscription Agreement, it is notified in writing by the Company that it is required to do so;

d.
CCC-Panama has such knowledge and expertise in financial and business matters that CCC-Panama is capable of evaluating the merits and risks involved in making an investment in the Initial Shares and the Deferred Shares and CCC-Panama understands and accepts the risks of purchasing the Initial Shares and the Deferred Shares;

e.
The Company will keep the information in this Subscription Agreement confidential, but CCC-Panama agrees that the Company may present this Subscription Agreement to such parties as the Company may deem appropriate in order to (i) assure itself that the sale of the Initial Shares and the Deferred Shares and the grant or exercise of the Option will not violate the Companies Law or any law of the Sultanate of Oman, or (ii) comply with the laws and regulations of any jurisdiction or government agency by which the Company or OMAG may be subject to or bound;

f.
Except as set forth in this Subscription Agreement and in the Shareholder Agreement, no representations or warranties have been made to CCC-Panama by the Company or any agent, employee or Affiliate of the Company, and in entering into this transaction CCC-Panama is not relying upon any information other than the results of CCC-Panama’s own independent investigation or that which is contained in this Subscription Agreement and in the Shareholder Agreement;

g.
CCC-Panama understands and agrees that resale or other transfer by CCC-Panama of Shares is restricted by the terms and conditions of the DA and CCC-Panama hereby agrees to comply fully with such terms and conditions;

h.
CCC-Panama understands and agrees that, up to and including the date that the payment of the Deferred Share Subscription Price is received by the Company, the encumbrance, resale or other transfer or pledge by CCC-Panama of the Initial Shares is strictly prohibited by the terms and conditions of this Subscription Agreement;

i.
CCC-Panama will not sell or otherwise transfer any Shares or any interest therein unless the proposed sale or transfer is permitted under the Development Agreement, this Subscription Agreement, the Shareholder Agreement and the Law;

j.
CCC-Panama has full power and authority to execute and deliver this Subscription Agreement and to perform its obligations hereunder and, except as otherwise provided in clause 10 hereof, this Subscription Agreement is a legally binding obligation of CCC-Panama enforceable in accordance with its terms;

k.	All of the information set forth herein with respect to CCC-Panama’s business experience and knowledge is correct and complete as of the date hereof;

l.
CCC-Panama agrees that it will cooperate fully with the Company so that the Company may take all necessary or required actions subsequent to the Execution Date and pursuant to the provisions of the Companies Law to transform the corporate form and structure of the Company from a limited liability company to a closed joint stock company and CCC-Panama shall take all such further actions and execute and deliver all such further documents as may be reasonably required by the Company to effect such transformation.

14. CCC-Panama is delivering an originally executed copy of this Subscription Agreement and of the Shareholder Agreement to the Company by hand or by internationally recognized international courier service.

15. The Shares are being allotted pursuant to the provisions of the Commercial Companies Law No. 4/1974 of the Sultanate of Oman, as amended (the “Companies Law”). This Subscription Agreement shall be governed by the laws of the Sultanate of Oman and any disputes that are not amicably resolved will be subject to the jurisdiction of the courts of Oman.`

16. CCC-Panama hereby indemnifies the Company and holds it and its officers, directors, shareholders, Shareholder Representatives and agents harmless from and against any and all losses, damages, liabilities, costs and expenses which it or they may sustain or incur as a result of or in connection with the breach by CCC-Panama of any representation, warranty or covenant made by CCC-Panama herein.

17. Neither this Subscription Agreement nor any of the rights of CCC-Panama hereunder may be transferred or assigned by CCC-Panama except if necessary pursuant to the transformation of the corporate form and structure of the Company from a limited liability company to a closed joint stock company as contemplated by clause 13(l) hereof.

18. This Subscription Agreement (i) may only be modified by a written instrument executed by CCC-Panama and the Company; (ii) sets forth the entire agreement between CCC-Panama and the Company with respect to the subject matter hereof and any and all previous understandings, proposals, negotiations, agreements, commitments and representations, whether oral or written are merged herein and are superseded hereby; (iii) shall be governed by the laws of the Sultanate of Oman applicable to contracts made and to be wholly performed therein; and (iv) shall inure to the benefit of and be binding upon the Company and CCC-Panama and their respective heirs, legal representatives, successors and permitted assigns.

19. In this Subscription Agreement (i) words denoting the singular include the plural and vice versa, (ii) “it” or “its” or words denoting any gender include all genders, (iii) the word “including” shall mean “including without limitation,” whether or not expressed, (iv) any reference herein to a clause  refers to a  clause of this Subscription Agreement unless otherwise stated, (v) when calculating a period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next day which is a Business Day, and (v) except as otherwise expressly provided herein to the contrary, all money amounts are expressed in Omani Rials.

20. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or if mailed by certified or registered mail, return receipt requested, postage prepaid, as follows:  if to CCC-Panama: to Consolidated Contractors Company, S.A., c/o Consolidated Contractors International Company, S.A.L., Polis Center, Building II, 62 Kifissias Avenue, 151 25 Amaroussion, Athens, Greece, Attention: Mr Thomas L. Langford, Group Vice President, and if to the Company: to the address set forth above, or to such other address as CCC-Panama or the Company shall have designated to the other by like notice.

IN WITNESS WHEREOF, CCC-Panama and the Company have executed this Subscription Agreement for the Initial Shares and the Deferred Shares as of the 20th day of April, 2011.

Consolidated Contractors Company, S.A.	Accepted by Omagine L.L.C

By: /s/ Thomas L. Langford, P.O.A.	By: /s/ Frank J. Drohan
Thomas L. Langford, P.O.A.	Frank J. Drohan
as attorney	Managing Director

Exhibit F

CCC-OMAN SUBSCRIPTION AGREEMENT

Dated: April 20, 2011
Omagine L.L.C.
P.O. Box 708
Madinat Sultan Qaboos
Muscat, P.C. 115
Sultanate of Oman

Gentlemen:

1. Omagine L.L.C. (the “Company”) is an Omani limited liability company registered in Oman under commercial registration number 1080151 and its Share Capital comprises of one hundred Baisa (OMR 0.100) nominal value shares (the “Shares”).

2. The undersigned subscriber, Consolidated Contractors Co. Oman LLC, an Omani limited liability company registered in Oman under commercial registration number 1118005 (“CCC-Oman”), hereby tenders this subscription for:

a.	seventy five thousand (75,000) Shares (the “Initial Shares”), and

b.	one hundred seventy five thousand (175,000) Shares (the “Deferred Shares”).

3. CCC-Oman and the Company agree that all capitalized terms not otherwise defined in this Subscription Agreement shall have the meanings assigned to them in that certain shareholders’ agreement among all the Shareholders of Omagine LLC dated April 20, 2011 (the “Shareholder Agreement”).

4. The subscription price for the Initial Shares (“Initial Share Subscription Price”) is seven thousand five hundred Omani Rials (OMR 7,500).

5. Subsequent to the execution and delivery (i) by each Party of its Subscription Agreement, and (ii) by all Parties of the Shareholder Agreement; the Company will give a written notice to CCC-Oman in accordance with the provisions of clause 22 of the Shareholder Agreement requesting payment of the Initial Share Subscription Price (an “Initial Subscription Notice”). The full amount of the Initial Share Subscription Price shall be paid by CCC-Oman to the Company within fifteen (15) Business Days after receipt by CCC-Oman of the Initial Subscription. If the full amount of the Initial Share Subscription Price is not paid by CCC-Oman to the Company within such fifteen (15) Business Days, then this Subscription Agreement shall automatically terminate and the Company and CCC-Oman shall have no further obligations to each other with respect to this Subscription Agreement.

6. The subscription price for the Deferred Shares (“Deferred Share Subscription Price”) is six million three hundred twenty nine thousand one hundred sixty seven Omani Rials (OMR 6,329,167).

7. The date that the CCC Contract is executed and delivered by CCC-Oman and the Company is hereby defined as the “Contract Date”. If the Contract Date occurs prior to the Financing Agreement Date then the full amount of the Deferred Share Subscription Price shall be due and owing to the Company on the Financing Agreement Date. If the Contract Date occurs subsequent to the Financing Agreement Date then the full amount of the Deferred Share Subscription Price shall be due and owing to the Company on the Contract Date. Subsequent to either the Contract Date or the Financing Agreement Date, as the case may be, the Company will give a written notice requesting payment of the Deferred Share Subscription Price (a “Deferred Subscription Notice”) to CCC-Oman in accordance with the provisions of clause 22 of the Shareholder Agreement. The full amount of the Deferred Share Subscription Price shall be paid by CCC-Oman to the Company within fifteen (15) Business Days after receipt by CCC-Oman of the Deferred Subscription Notice (the “Payment Date”). CCC-Oman and the Company hereby agree that “time is of the essence” with respect to the payment by CCC-Oman of the Deferred Share Subscription Price on or before the Payment Date.

8. The Initial Share Subscription Price and the Deferred Share Subscription Price shall be paid by bank wire transfer or by check made out to the order of Omagine L.L.C. as follows:

a.	If payment is made by wire transfer, it shall be wired to: Omagine L.L.C.; c/o BankMuscat – Corporate Branch; Account Number 04230-1236543-0017, or

b.	If payment is made by check, it shall be hand delivered to the Company or mailed to: Omagine L.L.C., P.O. Box 708, Madinat Sultan Qaboos, Muscat, P.C. 115, Sultanate of Oman.

9. Delay / Default. Notwithstanding anything to the contrary contained elsewhere in this Subscription Agreement or in the Shareholder Agreement, CCC-Oman and the Company hereby agree as follows:

a.
if the Contract Date has not occurred within one year from the Execution Date (or by such later date as may be agreed in writing by the Company and CCC-Oman), then CCC-Oman shall have no obligation to subscribe for the Deferred Shares or to pay the Deferred Share Subscription Price, and

b.
if the Contract Date and the Financing Agreement Date have both occurred and CCC-Oman fails for any reason whatsoever to pay the Deferred Share Subscription Price in full on or before the Payment Date (a “Default”), then, the Contract shall be cancelled without any further obligation on the part of the Company or CCC-Oman with respect to such Contract and CCC-Oman shall have no further obligation to subscribe for the Deferred Shares or to pay the Deferred Share Subscription Price and the Company shall have no further obligation to sell the Deferred Shares to CCC-Oman or to accept payment of the Deferred Share Subscription Price from CCC-Oman or to enter into the CCC Contract, and

c.
if the condition specified in sub-paragraph 9(a) above should occur, then Omagine, Inc., a Delaware USA corporation and shareholder of the Company (“OMAG”) shall have the option (“Option”) during the six (6) month period subsequent to such occurrence (the “Option Period”), to purchase the Initial Shares from CCC-Oman for a purchase price equal to the Initial Share Subscription Price and OMAG, in its sole discretion, shall be permitted to assign such Option to any Person and OMAG, or its designee, shall be obligated to exercise such Option during the Option Period, and

d.
if a Default as specified in sub-paragraph 9(b) above should occur, then OMAG shall have the Option during the Option Period and OMAG, in its sole discretion, shall be permitted to assign such Option to any Person and OMAG, or its designee, may, in OMAG’s sole discretion, exercise such Option during the Option Period, but OMAG or its designee shall not be under any obligation whatsoever to exercise such Option, and

e.
during the Option Period CCC-Oman shall not be permitted to sell the Initial Shares to any Person other than OMAG or a purchaser designated by OMAG in a sale made pursuant to the exercise of the Option.

and the Company and CCC-Oman hereby covenant and agree with each other that this clause 9 represents their mutual understanding and agreement with respect to the matters discussed in this clause 9 and with respect to the occurrence of a delay or Default.

10. This Subscription Agreement is not valid or binding upon either the Company or CCC-Oman unless and until (a) it is duly signed, executed and delivered by CCC-Oman and the Company, and (b) the Shareholder Agreement is duly signed, executed and delivered by CCC-Oman. Upon the occurrence of the foregoing, this Subscription Agreement shall then be a legally binding obligation of both CCC-Oman and the Company enforceable in accordance with its terms.

11. Upon execution and delivery by CCC-Oman of this Subscription Agreement and the Shareholder Agreement and receipt by the Company of payment of the Initial Share Subscription Price, the Company will take all necessary or required actions to amend the Company’s commercial registration in Oman to reflect the fact that CCC-Oman is a member of Omagine L.L.C. and is the owner of the seventy five thousand (75,000) Initial Shares.

12. Upon receipt by the Company of payment of the Deferred Share Subscription Price on or before the Payment Date, the Company will take all necessary or required actions, as the case may be, to amend the Company’s commercial registration in Oman or issue Share certificates, to reflect the fact that CCC-Oman is also the owner of the one hundred seventy five thousand (175,000) Deferred Shares.

13. Representations and Warranties. In order to induce the Company to accept this subscription, CCC-Oman hereby represents and warrants to, and covenants with, the Company as follows:

a.
CCC-Oman acknowledges that it is familiar with all aspects of the Omagine Project, that it has received and carefully reviewed the DA and the Shareholder Agreement and that it has had the opportunity to have its own legal and financial advisers review both the DA and the Shareholder Agreement;

b.
CCC-Oman has had a reasonable opportunity to ask questions of and receive answers from the Company concerning (i) the Company and its proposed Omagine Project, and (ii) the Shareholder Agreement and in particular the descriptions in the Shareholder Agreement of (a) the identity of the shareholders of the Company and the number of Shares subscribed for, or to be subscribed for by each such shareholder, (b) the prices or payment-in-kind paid or to be paid to the Company by each such shareholder for the subscription for Shares, (c) the proposed use by the Company of the proceeds of the Initial Share Subscription Price, the Deferred Share Subscription Price and the proceeds from sales of Shares by the Company to other shareholders, (d) details of the Company’s future management plans and current financial condition, and (e) the identities of certain employees, vendors, contractors and consultants which the Company plans to hire or engage; and all such questions have been answered to the full satisfaction of CCC-Oman;

c.
CCC-Oman shall comply fully with the provisions of clause 9 hereof and shall, if and when required, take all such further actions and execute and deliver all such further documents as may be reasonably required by the Company to consummate the transactions contemplated by clause 9 hereof and CCC-Oman hereby waives, to the fullest extent permitted under the Law, any defence it may otherwise have against effecting the consummation of the transactions contemplated by clause 9 hereof and agrees that it will not interpose any legal defence, claim or other obstruction of any nature or kind to the rapid, timely and efficient consummation of such transactions and CCC-Oman agrees that “time is of the essence” with respect to promptly undertaking the consummation of such transactions when and if, pursuant to this Subscription Agreement, it is notified in writing by the Company that it is required to do so;

d.
CCC-Oman has such knowledge and expertise in financial and business matters that CCC-Oman is capable of evaluating the merits and risks involved in making an investment in the Initial Shares and the Deferred Shares and CCC-Oman understands and accepts the risks of purchasing the Initial Shares and the Deferred Shares;

e.
The Company will keep the information in this Subscription Agreement confidential, but CCC-Oman agrees that the Company may present this Subscription Agreement to such parties as the Company may deem appropriate in order to (i) assure itself that the sale of the Initial Shares and the Deferred Shares and the grant or exercise of the Option will not violate the Companies Law or any law of the Sultanate of Oman, or (ii) comply with the laws and regulations of any jurisdiction or government agency by which the Company or OMAG may be subject to or bound;

f.
Except as set forth in this Subscription Agreement and in the Shareholder Agreement, no representations or warranties have been made to CCC-Oman by the Company or any agent, employee or Affiliate of the Company, and in entering into this transaction CCC-Oman is not relying upon any information other than the results of CCC-Oman’s own independent investigation or that which is contained in this Subscription Agreement and in the Shareholder Agreement;

g.
CCC-Oman understands and agrees that resale or other transfer by CCC-Oman of Shares is restricted by the terms and conditions of the DA and CCC-Oman hereby agrees to comply fully with such terms and conditions;

h.
CCC-Oman understands and agrees that, up to and including the date that the payment of the Deferred Share Subscription Price is received by the Company, the encumbrance, resale or other transfer or pledge by CCC-Oman of the Initial Shares is strictly prohibited by the terms and conditions of this Subscription Agreement;

i.
CCC-Oman will not sell or otherwise transfer any Shares or any interest therein unless the proposed sale or transfer is permitted under the Development Agreement, this Subscription Agreement, the Shareholder Agreement and the Law;

j.
CCC-Oman has full power and authority to execute and deliver this Subscription Agreement and to perform its obligations hereunder and, except as otherwise provided in clause 10 hereof, this Subscription Agreement is a legally binding obligation of CCC-Oman enforceable in accordance with its terms;

k.	All of the information set forth herein with respect to CCC-Oman’s business experience and knowledge is correct and complete as of the date hereof;

l.
CCC-Oman agrees that it will cooperate fully with the Company so that the Company may take all necessary or required actions subsequent to the Execution Date and pursuant to the provisions of the Companies Law to transform the corporate form and structure of the Company from a limited liability company to a closed joint stock company and CCC-Oman shall take all such further actions and execute and deliver all such further documents as may be reasonably required by the Company to effect such transformation.

14. CCC-Oman is delivering an originally executed copy of this Subscription Agreement and of the Shareholder Agreement to the Company by hand or by internationally recognized international courier service.

15. The Shares are being allotted pursuant to the provisions of the Commercial Companies Law No. 4/1974 of the Sultanate of Oman, as amended (the “Companies Law”). This Subscription Agreement shall be governed by the laws of the Sultanate of Oman and any disputes that are not amicably resolved will be subject to the jurisdiction of the courts of Oman.

16. CCC-Oman hereby indemnifies the Company and holds it and its officers, directors, shareholders, Shareholder Representatives and agents harmless from and against any and all losses, damages, liabilities, costs and expenses which it or they may sustain or incur as a result of or in connection with the breach by CCC-Oman of any representation, warranty or covenant made by CCC-Oman herein.

17. Neither this Subscription Agreement nor any of the rights of CCC-Oman hereunder may be transferred or assigned by CCC-Oman except if necessary pursuant to the transformation of the corporate form and structure of the Company from a limited liability company to a closed joint stock company as contemplated by clause 13(l) hereof.

18. This Subscription Agreement (i) may only be modified by a written instrument executed by CCC-Oman and the Company; (ii) sets forth the entire agreement between CCC-Oman and the Company with respect to the subject matter hereof and any and all previous understandings, proposals, negotiations, agreements, commitments and representations, whether oral or written are merged herein and are superseded hereby; (iii) shall be governed by the laws of the Sultanate of Oman applicable to contracts made and to be wholly performed therein; and (iv) shall inure to the benefit of and be binding upon the Company and CCC-Oman and their respective heirs, legal representatives, successors and permitted assigns.

19. In this Subscription Agreement (i) words denoting the singular include the plural and vice versa, (ii) “it” or “its” or words denoting any gender include all genders, (iii) the word “including” shall mean “including without limitation,” whether or not expressed, (iv) any reference herein to a clause  refers to a  clause of this Subscription Agreement unless otherwise stated, (v) when calculating a period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next day which is a Business Day, and (v) except as otherwise expressly provided herein to the contrary, all money amounts are expressed in Omani Rials.

20. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or if mailed by certified or registered mail, return receipt requested, postage prepaid, as follows:  if to CCC-Oman: to Consolidated Contractors Co. Oman LLC, P.O. Box 614, P.C. 100, Muscat, Sultanate of Oman, Attention: Mr Fathi A. Alaaiddin, Vice President, and if to the Company: to the address set forth above, or to such other address as CCC-Oman or the Company shall have designated to the other by like notice.

IN WITNESS WHEREOF, CCC-Oman and the Company have executed this Subscription Agreement for the Initial Shares and the Deferred Shares as of the 20th day of April, 2011.

Consolidated Contractors Co. Oman LLC	Accepted by Omagine L.L.C

By: /s/ Fathi A. Alaaiddin	By: /s/ Frank J. Drohan
Fathi A. Alaaiddin	Frank J. Drohan
Vice President	Managing Director

Exhibit G

OMAG SUBSCRIPTION AGREEMENT

Dated: April 20, 2011

Omagine L.L.C.
P.O. Box 708
Madinat Sultan Qaboos
Muscat, P.C. 115
Sultanate of Oman

Gentlemen:

1. Omagine L.L.C. (the “Company”) is an Omani limited liability company registered in Oman under commercial registration number 1080151 and its Share Capital comprises of one hundred Baisa (OMR 0.100) nominal value shares (the “Shares”).  Omagine, Inc., a Delaware, USA corporation (“OMAG”) together with its wholly owned subsidiary Journey of Light, Inc. own two hundred thousand (200,000) Shares as of the date hereof.

2. OMAG hereby tenders this subscription for:

a.	seven hundred thousand (700,000) Shares (the “Initial Shares”), and

b.	two million one hundred thousand (2,100,000) Shares (the “OMAG Shares”).

3. OMAG and the Company agree that all capitalized terms not otherwise defined in this Subscription Agreement shall have the meanings assigned to them in that certain shareholders’ agreement among all the Shareholders of Omagine LLC dated April 20, 2011 (the “Shareholder Agreement”).

4. The subscription price for the Initial Shares (“Initial Share Subscription Price”) is seventy thousand Omani Rials (OMR 70,000) and the Company hereby acknowledges the receipt by it from OMAG of sixty two thousand five hundred Omani Rials (OMR 62,500) prior to the date hereof as a partial payment of the Initial Share Subscription Price.

5. Subsequent to the the execution and delivery (i) by each Party of its Subscription Agreement, and (ii) by all Parties of the Shareholder Agreement; the Company will give a written notice to OMAG in accordance with the provisions of clause 22 of the Shareholder Agreement requesting payment of the balance of the Initial Share Subscription Price (an “Initial Subscription Notice”). The balance of the full amount of the Initial Share Subscription Price shall be paid by OMAG to the Company within fifteen (15) Days after receipt by OMAG of the Initial Subscription Notice. If the full amount of the balance of the Initial Share Subscription Price is not paid by OMAG to the Company within such fifteen (15) Business Days, then this Subscription Agreement shall automatically terminate and the Company and OMAG shall have no further obligations to each other with respect to this Subscription Agreement.

6. The subscription price for the OMAG Shares (“OMAG Share Subscription Price”) is two hundred ten thousand Omani Rials (OMR 210,000).

7. The OMAG Share Subscription Price shall be paid by OMAG to the Company after the Execution Date but before the Financing Agreement Date.

8. The Initial Share Subscription Price and the OMAG Share Subscription Price shall be paid by bank wire transfer or by check made out to the order of Omagine L.L.C. as follows:

a.	If payment is made by wire transfer, it shall be wired to: Omagine L.L.C.; c/o BankMuscat – Corporate Branch; Account Number 04230-1236543-0017, or

b.	If payment is made by check, it shall be hand delivered to the Company or mailed to: Omagine L.L.C., P.O. Box 708, Madinat Sultan Qaboos, Muscat, P.C. 115, Sultanate of Oman.

9. This Subscription Agreement is not valid or binding upon either the Company or OMAG unless and until (a) it is duly signed, executed and delivered by OMAG and the Company, and (b) the Shareholder Agreement is duly signed, executed and delivered by OMAG. Upon the occurrence of the foregoing, this Subscription Agreement shall then be a legally binding obligation of both OMAG and the Company enforceable in accordance with its terms.

10. Upon execution and delivery by OMAG of this Subscription Agreement and the Shareholder Agreement and receipt by the Company of payment of the Initial Share Subscription Price, the Company will take all necessary or required actions to amend the Company’s commercial registration in Oman to reflect the fact that OMAG also then owns the seven hundred thousand (700,000) Initial Shares.

11. Upon receipt by the Company of payment of the OMAG Share Subscription Price, the Company will take all necessary or required actions, as the case may be, to amend the Company’s commercial registration in Oman or issue Share certificates to reflect the fact that OMAG also then owns the two million one hundred thousand (2,100,000) OMAG Shares.

12. Representations and Warranties.  In order to induce the Company to accept this subscription, OMAG hereby represents and warrants to, and covenants with, the Company as follows:

a.
OMAG acknowledges that it is familiar with all aspects of the Omagine Project, that it has received and carefully reviewed the DA and the Shareholder Agreement and that it has had the opportunity to have its own legal and financial advisers review both the DA and the Shareholder Agreement;

b.
OMAG has had a reasonable opportunity to ask questions of and receive answers from the Company concerning (i) the Company and its proposed Omagine Project, and (ii) the Shareholder Agreement and in particular the descriptions in the Shareholder Agreement of (a) the identity of the shareholders of the Company and the number of Shares subscribed for, or to be subscribed for, by each such shareholder, (b) the prices or payment-in-kind paid or to be paid to the Company by each such shareholder for the subscription for Shares, (c) the proposed use by the Company of the proceeds of the Initial Share Subscription Price, the OMAG Share Subscription Price and the proceeds from sales of Shares by the Company to other shareholders, (d) details of the Company’s future management plans and current financial condition, and (e) the identities of certain employees, vendors, contractors and consultants which the Company plans to hire or engage; and all such questions have been answered to the full satisfaction of OMAG;

c.
OMAG has such knowledge and expertise in financial and business matters that OMAG is capable of evaluating the merits and risks involved in making an investment in the Initial Shares and the OMAG Shares and OMAG understands and accepts the risks of purchasing the Initial Shares and the OMAG Shares;

d.
The Company will keep the information in this Subscription Agreement confidential, but OMAG agrees that the Company may present this Subscription Agreement to such parties as the Company may deem appropriate in order to (i) assure itself that the sale of the Initial Shares and the OMAG Shares will not violate the Companies Law or any law of the Sultanate of Oman, or (ii) comply with the laws and regulations of any jurisdiction or government agency by which the Company or OMAG may be subject to or bound;

e.
Except as set forth in this Subscription Agreement and in the Shareholder Agreement, no representations or warranties have been made to OMAG by the Company or any agent, employee or Affiliate of the Company, and in entering into this transaction OMAG is not relying upon any information other than the results of OMAG’s own independent investigation or that which is contained in this Subscription Agreement and in the Shareholder Agreement;

f.
OMAG understands and agrees that resale or other transfer by OMAG of Shares is restricted by the terms and conditions of this Subscription Agreement,  the DA and the Shareholder Agreement and OMAG hereby agrees to comply fully with such terms and conditions;

g.
OMAG understands and agrees that, up to and including the date that the payment of the OMAG Share Subscription Price is received by the Company, the encumbrance, resale or other transfer or pledge by OMAG of the Initial Shares is strictly prohibited by the terms and conditions of this Subscription Agreement;

h.
OMAG will not sell or otherwise transfer any Shares or any interest therein unless the proposed sale or transfer is permitted under the Development Agreement, this Subscription Agreement, the Shareholder Agreement and the Law;

i.
OMAG has full power and authority to execute and deliver this Subscription Agreement and to perform its obligations hereunder and, except as otherwise provided in clause 9 hereof, this Subscription Agreement is a legally binding obligation of OMAG enforceable in accordance with its terms;

j.	All of the information set forth herein with respect to OMAG’s business experience and knowledge is correct and complete as of the date hereof;

k.
OMAG agrees that it will cooperate fully with the Company so that the Company may take all necessary or required actions subsequent to the Execution Date and pursuant to the provisions of the Companies Law to transform the corporate form and structure of the Company from a limited liability company to a closed joint stock company and OMAG shall take all such further actions and execute and deliver all such further documents as may be reasonably required by the Company to effect such transformation.

13. OMAG is delivering an originally executed copy of this Subscription Agreement and of the Shareholder Agreement to the Company by hand or by internationally recognized international courier service.

14. The Shares are being allotted pursuant to the provisions of the Commercial Companies Law No. 4/1974 of the Sultanate of Oman, as amended (the “Companies Law”). This Subscription Agreement shall be governed by the laws of the Sultanate of Oman and any disputes that are not amicably resolved will be subject to the jurisdiction of the courts of Oman.

15. OMAG hereby indemnifies the Company and holds it and its officers, directors, shareholders, Shareholder Representatives and agents harmless from and against any and all losses, damages, liabilities, costs and expenses which it or they may sustain or incur as a result of or in connection with the breach by OMAG of any representation, warranty or covenant made by OMAG herein.

16. Neither this Subscription Agreement nor any of the rights of OMAG hereunder may be transferred or assigned by OMAG except if necessary pursuant to the transformation of the corporate form and structure of the Company from a limited liability company to a closed joint stock company as contemplated by clause 12(k) hereof.

17. This Subscription Agreement (i) may only be modified by a written instrument executed by OMAG and the Company; (ii) sets forth the entire agreement between OMAG and the Company with respect to the subject matter hereof and any and all previous understandings, proposals, negotiations, agreements, commitments and representations, whether oral or written are merged herein and are superseded hereby; (iii) shall be governed by the laws of the Sultanate of Oman applicable to contracts made and to be wholly performed therein; and (iv) shall inure to the benefit of and be binding upon the Company and OMAG and their respective heirs, legal representatives, successors and permitted assigns.

18. In this Subscription Agreement (i) words denoting the singular include the plural and vice versa, (ii) “it” or “its” or words denoting any gender include all genders, (iii) the word “including” shall mean “including without limitation,” whether or not expressed, (iv) any reference herein to a clause  refers to a  clause of this Subscription Agreement unless otherwise stated, (v) when calculating a period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next day which is a Business Day, and (v) except as otherwise expressly provided herein to the contrary, all money amounts are expressed in Omani Rials.

19. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or if mailed by certified or registered mail, return receipt requested, postage prepaid, as follows:  if to OMAG: to, Omagine, Inc., The Empire State Building, 11th Floor, 350 Fifth Avenue, New York, NY 10118, Attention: Mr. Frank J. Drohan, President, and if to the Company: to the address set forth above, or to such other address as OMAG or the Company shall have designated to the other by like notice.

IN WITNESS WHEREOF, OMAG and the Company have executed this Subscription Agreement for the Initial Shares and the OMAG Shares as of the 20th day of April, 2011.

	Omagine, Inc.		Accepted by Omagine L.L.C.
By:	/s/ Frank J. Drohan	By:	/s/ Frank J. Drohan
	Frank J. Drohan		Frank J. Drohan
	President		Managing Director

Exhibit H
Omagine LLC / Omagine SAOC
Shareholdings & Capitalization

		Exhibit H	Omagine LLC / Omagine SAOC
			Shareholdings & Capitalization

					Total
		Shares	Investment	% Ownership	Capital
A.	Existing Omagine LLC:
	Omagine Inc.	190,000	ر.ع. 19,000	95.0%	ر.ع. 19,000
	Journey of Light, Inc.	10,000	ر.ع. 1,000	5.0%	ر.ع. 1,000
	Total	200,000	ر.ع. 20,000	100.0%	ر.ع. 20,000

B.	Before D.A. Execution Date:
	Additional Omagine Inc. Invesment + Initial New Shareholder Investments.
				Capital
		Shares	Investment	Increase

	Omagine Inc.	700,000	ر.ع. 70,000	ر.ع. 70,000
	Royal Court Affairs	375,000	ر.ع. 37,500	ر.ع. 37,500
	CCC - Panama	150,000	ر.ع. 15,000	ر.ع. 15,000
	CCC - Oman	75,000	ر.ع. 7,500	ر.ع. 7,500
	Sub-Total	1,300,000	ر.ع. 130,000	ر.ع. 130,000

				Share	Total
	Company Totals:	Shares	% Ownership	Capital	Capital
	Omagine Inc.	900,000	60%	ر.ع. 90,000	ر.ع. 90,000
	Royal Court Affairs	375,000	25%	ر.ع. 37,500	ر.ع. 37,500
	CCC - Panama	150,000	10%	ر.ع. 15,000	ر.ع. 15,000
	CCC - Oman	75,000	5%	ر.ع. 7,500	ر.ع. 7,500
	Total	1,500,000	100%	ر.ع. 150,000	ر.ع. 150,000

	After D.A. Execution Date / Before Financing Agreement Date:
D.	2nd Additional Omagine Inc. Invesment.
				Capital
		Shares	Investment	Increase
	Omagine Inc.	2,100,000	ر.ع. 210,000	ر.ع. 210,000

E.	At Financing Agreement Date or Contract Date:
	Additional New Shareholder Capital Subscriptions.

		New		Capital
		Shares	Investment	Increase
	Royal Court Affairs	211,250	ر.ع. 7,640,625	ر.ع. 7,640,625
	CCC - Panama	350,000	ر.ع. 12,658,333	ر.ع. 12,658,333
	CCC - Oman	175,000	ر.ع. 6,329,167	ر.ع. 6,329,167
	Sub-Total	736,250	ر.ع. 26,628,125	ر.ع. 26,628,125

F.	At Usufruct Agreement Date:
	Payment-In-Kind by RCA
		New
		Shares	Investment
	Royal Court Affairs	663,750	PIK

Omagine SAOC				Share
			Share	Premium	Total Capital	Total Capital
Company Totals:	Shares	% Ownership	Capital	Reserve	Omani Rials

Omagine Inc.	3,000,000	60%	ر.ع. 300,000	-	ر.ع. 300,000	$ 780,000
Royal Court Affairs	1,250,000	25%	ر.ع. 125,000	ر.ع. 7,553,125	ر.ع. 7,678,125	$ 19,963,125
CCC - Panama	500,000	10%	ر.ع. 50,000	ر.ع. 12,623,333	ر.ع. 12,673,333	$ 32,950,666
CCC - Oman	250,000	5%	ر.ع. 25,000	ر.ع. 6,311,667	ر.ع. 6,336,667	$ 16,475,334
Total	5,000,000	100%	ر.ع. 500,000	ر.ع. 26,488,125	ر.ع. 26,988,125	$ 70,169,125

Exhibit I

Unanimous Joint Written Consent of all the Shareholders

of Omagine L.L.C.

The undersigned Shareholders of Omagine L.L.C., a corporation organized and existing under the laws of the Sultanate of Oman (the “Corporation”), constituting all of the Corporation’s Shareholders do hereby certify that, following discussions between them held on or about April 15, 2011 wherein they agreed that the actions contemplated by and described in the following resolutions are in the best interests of the Corporation and in the best interests of the Shareholders of the Corporation and that such actions are in accordance with the Commercial Companies Law of Oman, they are executing and delivering this Joint Written Consent as follows,

WHEREAS, all capitalized terms used in this Joint Written Consent not otherwise defined herein shall have the meaning assigned to them in the draft Shareholder Agreement dated as of April 20, 2011 and attached hereto as Exhibit A; and

WHEREAS, the Shareholders wish to increase the number of the Corporation’s Shareholders and increase the Share Capital and Capitalization of the Corporation, and

WHEREAS, the Shareholders wish, subsequent to the signing of the Shareholder Agreement by the Parties, to amend the Constitutive Contract of the Corporation in order to reflect (i) the identities of its New Shareholders, and (ii) the number of Shares then owned by each Shareholder, and

WHEREAS, the Shareholders of the Corporation wish to (i) form the necessary committees required for the proper governance and management of the Corporation, (ii) appoint a Chairman of the Corporation who will be a non-executive Chairman and whose compensation shall be set by resolution of the Shareholders, and (iii) appoint certain Senior Officers of the Corporation whose compensation shall be set by resolution of the Shareholders.

NOW, THEREFORE, BE IT RESOLVED THAT:

(i)
the Corporation shall have an Executive Committee composed of persons appointed from time to time by the Governing Committee, and such Executive Committee shall report to the Governing Committee and it shall provide the overall corporate guidance and strategic direction for the Corporation; and

(ii)
the Corporation shall have an Audit Committee composed of persons appointed from time to time by the Governing Committee and such Audit Committee shall recommend the appointment of the Corporation’s independent public accounting and auditing firm as well as of the Corporation’s internal auditing firm. The Audit Committee shall supervise the Corporation’s annual audit and it shall report to the Governing Committee; and

(iii)
the Corporation shall have a Compensation Committee composed of persons appointed from time to time by the Governing Committee and such Compensation Committee shall recommend the various compensation levels to be paid to officers and to Shareholder Representatives in accordance with customary practices and in compliance with any relevant laws or regulations. The Compensation Committee shall report to the Governing Committee; and

(iv)
Suleiman M. Yahyai, a citizen of the Sultanate of Oman, is hereby appointed as Chairman of the Governing Committee of the Corporation for a term commencing on the date hereof and until his successor is elected or appointed or until his earlier resignation or removal. Mr. Al-Yahyai shall chair all meetings of the Governing Committee, all Annual General Meetings and all special meetings of the Shareholders. The Chairman shall also be the Corporation’s primary interface with all Omani Government departments and agencies for the purpose of securing the various Government approvals necessary for the development of the Omagine Project, and he shall be the primary spokesman and advocate in Oman for the Corporation and the Omagine Project and the contact person for all government delegations from other GCC countries seeking to make contact with the Corporation or seeking information with respect to the Omagine Project and he shall make such public and private appearances and press and media availabilities on behalf of the Omagine Project and the Corporation as he deems necessary or appropriate; and

(v)
Frank J. Drohan, a citizen of the United States, is hereby appointed as the Managing Director and Chief Executive Officer of the corporation for a term commencing on the date hereof and until his successor is elected or appointed or until his earlier resignation or removal. The Managing Director shall have ultimate executive authority for all of the Corporation’s business and affairs and overall responsibility for the day to day management and conduct of the Corporation’s operations; and

(vi)
Sam Hamdan, a citizen of the United States, is hereby appointed as the Deputy Managing Director, President and Chief Innovation Officer of the Corporation for a term commencing on the date hereof and until his successor is appointed or until his earlier resignation or removal.  Mr. Hamdan shall perform such duties as are assigned to him by the Managing Director and, in the event of the Managing Director’s absence or unavailability, he shall act in the place of the Managing Director and shall have and exercise such executive authority and responsibilities as otherwise would be exercised by the Managing Director; and

(vii)	the form of the draft Shareholder Agreement dated as of April 20, 2011 and attached hereto as Exhibit A is hereby approved; and

(viii)	the forms of the four (4) draft Subscription Agreements attached as Exhibits D, E, F and G to the draft Shareholder Agreement are hereby approved; and

(ix)
the Corporation is hereby authorized and directed to engage the services of Deloitte & Touche (M.E.) & Co. LLC (“Deloitte”) as its independent public accounting and auditing firm for the Fiscal Years ended December 31, 2009 and December 31, 2010; and

(x)
after the execution and delivery of the Shareholder Agreement by the Parties thereto, the Chairman is hereby authorized and directed to call and chair the first meeting of all the Shareholders for the purpose of electing the Shareholder Representatives to the first Governing Committee and to discuss and adopt (a) any implementing resolutions necessary to carry out the agreements memorialized by the Shareholder Agreement, and (b) any other resolutions which may properly come before such first meeting of the Shareholders, including but not limited to setting the compensation for the Shareholder Representatives; and

(xi)
the Managing Director of the Corporation is hereby authorized, in the name and on behalf of the Corporation, to execute and deliver such documents and to make such immaterial changes to the draft Subscription Agreements and the draft Shareholder Agreement as he, in his sole discretion, deems necessary or desirable, and to take such other and further actions as he may deem necessary or advisable in order to carry out the purposes of the foregoing resolutions.

The shareholders of the Corporation have adopted the above resolutions as of April 15, 2011 without a meeting by signing this Joint Written Consent where indicated below.

Dated: April 15, 2011

Omagine, Inc.	Journey of Light, Inc.
a Delaware USA corporation	a New York USA corporation

By: /s/ Frank J. Drohan	By: /s/ Frank J. Drohan
Frank J. Drohan	Frank J. Drohan
President	President

Exhibit J

Omagine LLC

Omagine SAOC

Code of Corporate Governance

52
[Missing Graphic Reference]

Article 1:

Unless otherwise specified in that certain shareholders’ agreement among all the Shareholders of Omagine LLC dated April 20, 2011 (the “Shareholder Agreement”), the words and expressions used in this code of corporate governance (the “Code”) shall have the same meaning as specified under Commercial Companies Law 1974 and Capital Market Law 1998. The following words and expressions shall carry the meanings as specified:

Board of Directors or Board:	means the Governing Committee of Omagine LLC as constituted from time to time; and subsequent to the Transformation, it means the board of directors of Omagine SAOC as constituted from time to time.

Independent Director: A director shall be independent if he or she has not been a Senior Officer of the Company during the two year period prior to appointment as a member of the Board. Also he or she shall not have had any Related Party Transactions with the Company within such two year period.

Related Party:	Includes any of the following Persons:

1.	Any Person who was a member of the Board of Directors during the 12 month period prior to which such Related Party determination is being made, or

2.	Any Senior Officer or Registered Manager, or

3.
Any person who holds or controls 10% or more of the voting power of the Company or any other company which is its subsidiary undertaking or parent undertaking or is a fellow subsidiary undertaking of its parent undertaking, or

4.
Any person who is an associate of any natural person as mentioned under 1,2 and 3 above. Associate shall include parents, sons, daughters, spouses and business entities wherein 25% or more of the voting power is controlled collectively or individually, or

5.
Any person who is an associate of any juristic person as mentioned under 1, 2 and 3 above. Associate shall include parent company, subsidiaries, fellow subsidiaries and business entities wherein the concerned juristic person controls 25% or more of the voting power. It shall also include companies whose majority of the directors act as per the wishes of the concerned company.

Non-executive Director:	A member of the Board who is not a Senior Officer or full time employee of the Company.

Article 2:

The provisions of this Code shall apply to Omagine LLC and, subsequent to the Transformation, to Omagine SAOC.

Article 3:

Composition of the Board of Directors:

Subject to compliance with the provisions of the Commercial Companies Law and the Shareholder Agreement, the following shall apply subsequent to the Transformation:

1.	The Board shall be comprised of a majority of Non-executive Directors.

2.	The roles of CEO/General Manager and Chairman shall not be combined.

3.	A minimum of 1/3rd of the total strength of the Board (subject to a minimum of two) shall comprise of Independent Directors.

4.
Non-executive Directors and Independent Directors shall be identified in the Company’s annual report. If an Independent Director resigns or is removed from office, the Company shall notify the Shareholders of the reasons.

Article 4:

The Board shall meet at least 4 times per year with a maximum time gap of 4 months between any two consecutive meetings. The minimum information required to be placed before the Board shall be as stated in annexure 2 of this Code. The Board may decide to exclude any matter to be placed before it if concern for confidentiality warrants so.

Article 5:

Functions of the Board of Directors:

1.	Approving the business and financial policy of the Company to meet the objectives of the business and to maximize the shareholders’ value.

2.	Reviewing and approving the Company’s financial objectives, plans and actions.

3.	Approving the internal regulations of the Company regarding routine activities and specifying the responsibilities and the authorities of the executive management.

4.	Approving and implementing the disclosure policy, if any, of the Company and monitoring its compliance with regulatory requirements, if any.

5.	Approving the delegation of power to the executive management in compliance with the provisions of the Shareholder Agreement:

(a)
Delegation of power shall specify clearly the level of the approving authority, the circumstances relevant to the CCC Contract as agreed by the Shareholders and the modes of tendering with appropriate limits. Circumstances under which no bid or tender bid other than the lowest tender bid can be accepted shall be clearly spelled out. The executive management shall report in writing to the Board the reason(s) for not accepting the lowest bid for any item or contract which is tendered.

6.
Reviewing the Company’s performance to evaluate whether the business is properly managed according to the Company’s objectives and to ensure compliance with the laws and regulations through proper internal control systems.

7.	Reviewing all transactions with any Related Party prior to the same being brought before the Shareholders other than the Related Party for their unanimous approval.

8.	Approving and implementing the disclosure policy, if any, of the Company in compliance with the regulatory requirements, if any.

9.	Reviewing the Company’s performance to evaluate whether the business is properly managed.

10.	Nominating the members of the subcommittees and specifying their roles, responsibilities and power.

11.	Selecting the CEO/General Manager and other key executives in compliance with the provisions of the Shareholder Agreement and specifying their roles, responsibilities and power.

12.	Evaluating the functions of the sub-committees, CEO and key employees.

13.	Approving interim and annual Financial Statements.

14.	Reporting to the Shareholders, in the annual report, about the going concern status of the Company with supporting assumptions and qualification as necessary.

Article 6:

The Board meeting and the role of the Secretary:

1.	The Shareholders or the Board, as the case may be, shall appoint a Secretary who shall be a Senior Officer and who shall also act as the secretary to the Board.

2.
The Secretary shall draw the minutes of the each Board meeting mentioning the subjects discussed, decisions reached, names of the members present and vote cast by each member. The minutes shall bear a serial number and date.

3.
The Secretary or any other person so authorized by the Board shall make proper disclosure according to the provisions relating to disclosures under various laws and regulations, as, when and if required.

Article 7:

Audit Committee:

The Board shall set up an audit committee in accordance with the following guidelines:

1.	The audit committee shall comprise of at least 3 members (all being Non-executive Directors) and subsequent to the Transformation, a majority of them being independent.

2.	The chairman of the audit committee shall be an independent director.

3.	At least one member shall have finance and accounting expertise.

4.	The audit committee shall meet at least 4 times a year.

5.
The decision of setting up the audit committee shall, in compliance with the provisions of the Shareholder Agreement, also specify the terms of reference, place and quorum of the meeting and description of the method of discharge of the responsibilities.

6.
The Board shall approve the working plan of the committee prepared by it in clear terms. The plan should specify objectives, membership, powers, date of the meetings, tenure, responsibilities, liabilities and remuneration of its members. The audit committee shall have powers including the following:

a.	Seeking the presence of the Chief Financial Officer and head of the internal audit department or Internal Auditor as invitees in the meetings of the audit committee.

b.	Seeking information from any employee of the Company.

c.	Securing the advice and attendance of outsiders with relevant expertise if considered necessary.

7.	The audit committee shall hear the views of the External Auditor before forwarding the interim and annual Financial Statements to the Board for approval.

8.	The audit committee shall hear the views of the Internal Auditor and External Auditor separately, at least once every year, without the presence of the management.

Article 8:

The role of the audit committee shall be as per annexure 3 of this Code.

Article 9:

Audit and internal control

The Shareholders at the annual general meeting shall appoint the External Auditor. The following shall apply:

1.	The Board shall recommend the name of the External Auditor for selection after considering the views of the audit committee.

2.
The External Auditor shall be appointed for one Fiscal Year. Beginning with the 2011 Fiscal Year, the same firm shall not be appointed as the External Auditor for more than 4 consecutive Fiscal Years. After completion of the fourth consecutive Fiscal Year, the firm will be eligible for reappointment as the External Auditor only after a cooling off period of 2 Fiscal Years.

3.	The External Auditor shall not be allowed to provide non-audit services which might affect its independence.

4.	The External Auditor, as part of its audit procedure, shall report to the Shareholders any significant concern(s) that comes to its attention with respect to:

a.	Adequacy and efficacy of the internal control systems in place. (The Company shall establish a robust system of internal controls).

b.	Whether the business is a going concern. (The External Auditor shall express its reservations, if any, about the Board of Directors’ assumption with respect to the business being a going concern).

c.	The adequacy of the systems set up by the Company regarding establishing their legal requirements applicable to the Company’s area of operations.

5.
Any fraud detected or suspected by the External Auditor shall be reported to the Board of Directors. Notwithstanding the foregoing, if such fraud is deemed by the External Auditor to be material, the External Auditor shall also report such material fraud to the appropriate regulators, if any, of the Company.

Article 10:

The Board of Directors shall, at least annually, conduct a review of the effectiveness of the Company’s systems of internal control and in its annual report to the Shareholders, it shall state (i) that it has done so, and (ii) its conclusions with respect such review.

Article 11:

Management:

The Senior Officers shall be appointed in compliance with the provisions of the Shareholder Agreement and pursuant to contractual arrangements specifying the terms of the appointment of each such Senior Officer.

Article 12:

The Board shall strive towards promoting competence in the Senior Officers. The Senior Officers and the Board shall work to establish and maintain a mutually trusting environment.

Article 13:

The Senior Officers shall be accountable to the Board and the subcommittees of the Board. Non-executive Directors and the Chairman shall not interfere in the routine daily matters and affairs of the Company. The articles of the Company may provide for designating an employee as the Managing Director and CEO on a full time basis.

Article 14:

Each Senior Officer shall have such authority and perform such duties in the management and operation of the Company and have such period of appointment as shall be prescribed in the resolution of the Shareholders or of the Board designating such Senior Officer (the “Designating Resolution”) and he or she shall have such additional authority, duties and limits on his or her authority as is customary except to the extent that such Designating Resolution may be inconsistent therewith. The Board shall issue such Designating Resolutions as may be necessary or required to approve a formal and comprehensive delegation of authority to the various levels of management, executive committee, sub-committees of the Board and the full Board.

Article 15:

The Senior Officers shall follow the instructions of the Board and its subcommittees in order to put the Board’s policies into effect.

Article 16:

Without compromising the competitive advantage of the Company as deemed appropriate by the management, the annual report shall contain a management’s discussion and analysis (MD&A) report, in addition to the Board of Director’s report, and such MD&A report shall contain discussions on the following matters.

1. Industry structure and development

2. Opportunities and threats

3. Analysis of segment and product wise performance

4. Outlook

5. Risks and concerns

6. Internal control systems and their adequacy

7. Discussion of financial and operational performance including comparisons with previous periods in the prior Fiscal Year.

Article 17:

Disclosure shall be made by the Senior Officers to the Board with respect to any and all financial or commercial transactions wherein any such Senior Officer (or first degree relative of such Senior Officer) has a personal interest that conflicts with the interest of the Company.

Article 18:

Information such as press releases, quarterly or annual financial results, Company presentations, Company announcements and the like, may, at the sole discretion of the Company, be put on the Company’s website.

Article 19:

Rules for Related Party Transactions:

A Related Party shall not have any direct or indirect interest in any transaction with the Company except for the following :

1.	The CCC Contract;

2.
Normal contracts and transactions in the ordinary course of business without any differential advantage accruing to the Related Party. The AGM shall be notified of these transactions on ex post-facto basis every year. Such normal transactions shall mean routine transactions carried out on regular basis in order to achieve the Company’s objectives (absence of such transactions may lead to non-attainment of the Company’s objective);

3.
Contracts entered into through a transparent mode of open tendering or limited tendering after obtaining and evaluating at least 3 independent bids in accordance with the guidelines prescribed by the audit committee. The best tender shall be chosen; The AGM shall be notified of these transactions on ex post-facto basis every year

4.	Through the procedure approved by the audit committee in case of small value transactions within the monetary limits established by the Shareholders or by the Board of Directors;

5.
Through prior approval of the Shareholders at a general meeting of the Shareholders called for such purpose and after due recommendation by the audit committee; and in such a case the notice to the shareholders of such general meeting shall contain the following minimum details:

a.	The name of the Related Party.

b.	Nature and extent of the interest of such Related Party in the transaction.

c.	Value of the transaction.

d.	Validity period of the proposed arrangement.

e.	Any other relevant information

f.	In the case of an acquisition or disposal of assets, an independent valuation.

g.	A statement by the audit committee and the Board about the suitability of the terms of the transaction.

7.
The approval of the Shareholders shall be obtained prior to the start of execution of  any Related Party Transaction. The approval of the Shareholders shall not be of a general nature; it shall be explicit for each Related Party Transaction with specific details to the extent required by the Shareholders. The concerned Related Party is not allowed to participate in the voting at such general meeting.

Article 20:

The details of the terms of the Related Party Transaction shall be sent to all the Shareholders as part of the notice of the general meeting. Such notice shall include a statement signed by all members of the Board of Directors (other than any member who is the Related Party) stating that, in their opinion, the Related Party Transaction is fair and reasonable so far as the interests of the Shareholders of the Company are concerned.

Article 21:

The procedure prescribed under works and procurement policy of the Company shall be followed.

Article 22:

The auditors during the subsequent year shall report annually to the Board with respect to the discharge of the responsibilities of the Related Party under the Related Party Transaction until the completion of such transaction or contract.

Article 23:

The above rules and guidelines are not meant to be exhaustive. The additional stipulations as mentioned under applicable accounting standards, if any, shall also apply.

Article 24:

Any transaction, in violation of these guidelines, shall be null and void and will not affect the shareholders adversely. The damages if any shall be born by the concerned related parties.

Article 25:

Report on corporate governance:

1.	There shall be a separate chapter on corporate governance in the annual report of the Company highlighting the non-compliance with any requirement of this Code.

2.
The items as detailed in annexure 4 of this Code shall be included in the report on corporate governance. This includes a descriptive report on how the Company has applied the principles of corporate governance as stated in annexure 1 of this Code.

3.
The Company shall obtain a certificate from the External Auditor of the Company regarding the report on corporate governance being free from any material misrepresentation. The certificate from the External Auditor shall be annexed to the report on corporate governance.

Article 26:

This Code of Corporate Governance is meant to be consistent with and interpreted in conjunction with the Shareholder Agreement and Exhibits A through J thereof. In the event of any inconsistency between this Code and the Shareholder Agreement, the terms and conditions of the Shareholder Agreement and Exhibits A through J thereof shall control and prevail.

Annexure 1

Principles of corporate governance

1.      Directors:

1.	Characteristics of the individual members of the Board:

The Board shall strive to seek candidates possessing the following characteristics:

1.	High ethical standards and integrity in their personal and professional dealings.

2.	Posession of high intelligence and wisdom and who apply it in decision making.

3.	Capacity to read and understand financial statements.

4.	Potential to contribute towards effective stewardship of the Company.

5.	Capacity to approach others assertively, responsibly and supportingly.

2.	Core compentency of the Board:

The Board shall strive to achieve the following core competency, for the Board as a whole, with each candidate contributing at least in one domain:

1.	Skills to motivate high performing talent.

2.	Strategic insight and ability to direct by encouraging innovation and continuously challenging the organization to sharpen its vision.

3.	Expertise in financial accounting and corporate finance.

4.	Understanding of management trends in general and concerned industry in particular.

5.	Ability to perform during periods of both short term and prolonged crises.

6.	Appropriate and relevant industry specific knowledge.

7.	Business expertise in international markets if the Company operates in international markets.

2.
The Board shall review on annual basis the appropriate skills and characteristics required of the Board members in the context of the assessment of the perceived needs of the Board and recommend suitable names to the Shareholders for election. Subject to the provisions of the Shareholder Agreement, Shareholders retain the power of electing any candidate to the Board irrespective of whether such candidate has been recommended by the Board.

3.
Comprehensive information on the affairs of the Company should be made available to all members of the Board in general and to Non-executive Directors in particular with a view to enable them to discharge their duties effectively.

4.
The Company should arrange a process of induction for newly appointed members of the Board including some form of internal briefing and training with respect to the financial and legal affairs of the Company.

5.
The Company should provide adequate avenues to the Shareholders for effective contribution to, and participation in, the governance of the Company without getting involved in the routine functioning of the Company. The forum of general meetings should be used effectively to communicate with the Shareholders.

6.	The Company should be ready, where convenient and practicable, to enter into a dialogue with institutional investors and Shareholders based on mutual understanding of objectives.

7.
Annual and interim Financial Statements and reports to the Shareholders prepared and/or approved by the Board should contain a balanced and understandable assessment of the financial and operational condition of the Company.

8.
The Board should be consciously aware of the Company’s responsibility for preparing the Financial Statements, which responsibility is in no case less onerous than the reporting responsibilities of the Extenal Auditor.

9.	The Board should ensure effective internal control in all areas of the Company’s operations including financial, operations related, compliance and risk management.

10.
The Board should, in consultation with the audit committee, adopt a transparent policy in the matter of its relationship with the External Auditor especially in the area of the award of consultancy assignments. The guiding principle with respect to the External Auditor should be to preserve the independence of the External Auditor.

11.	The Company shall establish and maintain policies, procedures and systems of supervision reasonably designed to:

1.	Ensure the timely release to its Shareholders of material information about the Company,

2.	Ensure that the information it releases about the Company is honest, correct, straightforward, and reasonably complete,

3.	Ensure that the information it releases does not intentionally or unintentionally mislead its Shareholders, and

4.	Prevent dealing in the Shares of the Company on the basis of undeclared or unrevealed information, by those who are, by virtue of their position, aware of such information.

12.
The Company should develop a transparent and credible policy for determining the remuneration of members of the Board and key executives. Performance related elements of remuneration should form a significant portion of the total remuneration package of the CEO, members of the Board and key executives.

13.
The Board should approve a proper "delegation of power" to executives at different levels of the managerial hierarchy, which in their judgement is best suited considering the nature and scale of operations of the Company.

Annexure 2

Minimum information to be placed before the Board

1.	Capital and operating budgets and any updates.

2.	Quarterly Financial Statements and MD&A reports of the Company.

3.	Minutes of the meetings of the audit committee and other sub-committees of the Board.

4.	Information on recruitment, resignation, removal and remuneration of key executives.

5.	Show cause or penalty notices which are material.

6.	Serious accidents, dangerous occurrences and pollution problems.

7.	Material default in financial obligations to or by the Company.

8.	Issues involving possible public or product liability claims of substantial nature.

9.	Joint venture agreements.

10.	Transactions involving a substantial payment for intellectual property/ goodwill/ brand equity.

11.	Any significant industrial relations problem including new wage agreement.

12.	Sale of investments, assets and divisions which are not in the normal course of business.

13.	Non-compliance with any Governmental or regulatory requirement.

14.	Details of any foreign exchange exposure and steps taken to hedge the risks.

Annexure 3

The Role of the Audit Committee

1.
Considering the name of the External Auditor in the context of its independence (particularly with reference to any other non audit services), fee and terms of engagement and recommending its name to the Board for putting before the Annual General Meeting (AGM) for appointment.

2.	Reviewing the audit plan and results of the audit and as to whether the External Auditor has full access to all relevant documents.

3.
Checking for financial fraud and in particular for fictitious and fraudulent portions of the Financial Statements. The audit committee should put in place  appropriate systems to ensure adoption of appropriate accounting policies and principles which lead to fairness and accuracy in Financial Statements.

4.
Oversight of the internal audit function in general and with particular reference to reviewing the scope of the internal audit plan for the year, reviewing the reports of internal auditors pertaining to critical areas, reviewing the efficacy of the internal auditing and reviewing as to whether the Internal Auditor has full access to all relevant documents.

5.	Oversight of the adequacy of the internal control system through the regular reports of the Internal Auditor and the External Auditor. Appointment of external consultants if the need arises.

6.
Oversight of Financial Statements in general and with particular reference to review of annual and quarterly Financial Statements before issue, review of qualifications in draft Financial statements and discussion of accounting principles. In particular, a change in accounting policies, principles and accounting estimates in comparison to previous year, any adoption of a new accounting policy or any departure from International Financial Reporting Standards (IFRS) should be critically reviewed.

7.	Serving as a channel of communication between the External Auditor and the Board and also between the Internal Auditor and the Board.

8.	Reviewing risk management policies and looking into the reasons for default(s), if any, in payment obligations by the Company.

9.
Reviewing proposed specific Related Party Transactions in order to make suitable recommendations to the Board and setting rules for entering into small value Related Party Transactions without obtaining prior approval of audit committee and the Board.

Annexure 4

Suggested List of items to be covered in report on corporate governance

1.	Company’s philosophy on code of governance and a descriptive report on how the Company has applied the principles of corporate governance as stated in annexure 1.

2.	Board of Directors:

1.	Composition and category of members of the Board (for example executive, Non-executive, Independent) with institution or Shareholder represented as Lender or equity investor).

2.	Attendance of each member of the Board at the Board meetings and the last AGM.

3.	Number of other Boards or Board committees of which he/she is a member or chairperson.

4.	Number of Board meetings held and dates of the meetings.

3.	Audit Committee and other committees:

1.	Brief description of terms of reference

2.	Composition, name of members and Chairperson

3.	Meetings and attendance during the year

4.	Process of nomination of the members of the Board:

5.	Remuneration matters:

1.
Details of remuneration to all members of the Board of Directors and to the five (5) most highly compensated Company officers – individually and in the aggregate - including salary, benefits, perquisites, bonuses, stock options, gratuity and pensions.

2.	Details of fixed compensation components and performance linked incentive compensation along with the performance criteria for all of the above.

3.	Service contracts, notice period and severance fees.

6.	Details of non-compliance by the Company:

Penalties or strictures imposed on the Company by any statutory authority on any matter during the last three years.

7.	Means of communication with the Shareholders and investors:

1.	Whether quarterly results were sent to the each Shareholder.

2.	Name of the Company web-site where these were posted, if applicable.

3.	Whether the web-site of the Company displays official news releases

4.	Presentations made to institutional investors or to analysts or Lenders

5.	Whether MD&A is a part of annual report or not.

8.	Specific areas of non-compliance with the provisions of corporate governance and reasons therefor.

10.	Professional profile of the External Auditor.